Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
July 21, 2004

among

BROWN SHOE COMPANY, INC.,
as Lead Borrower for:

BROWN SHOE COMPANY, INC.
SIDNEY RICH ASSOCIATES, INC.
BROWN GROUP RETAIL, INC.
BROWN SHOE INTERNATIONAL, LLC.
and
BUSTER BROWN & CO.

BROWN SHOE COMPANY OF CANADA LTD
as a Loan Party

The LENDERS Party Hereto,

BANK OF AMERICA, N.A.
as Lead Issuing Bank

BANK OF AMERICA, N.A.
as Lead Arranger, Administrative Agent and Collateral Agent,

and

LASALLE BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

WELLS FARGO FOOTHILL, LLC
as Documentation Agent

_________________________________________________

1.3 Accounting Terms.........................................................................42 2. AMOUNT AND TERMS OF CREDIT.....................................................................42 2.1 Commitment of the Lenders................................................................42

2.30 Mitigation Obligations; Replacement of Lenders..........................................74 3. REPRESENTATIONS AND WARRANTIES.................................................................75 3.1 Organization; Powers.....................................................................75
3.2 Authorization; Enforceability............................................................76
3.3 Governmental Approvals; No Conflicts.....................................................76
3.4 Financial Condition......................................................................76
(ii)

3.22 DDAs, Credit Card Arrangements, Etc....................................................81 4. CONDITIONS....................................................................................81 4.1 Closing Date............................................................................81
4.2 Conditions Precedent to Each Loan and Each Letter of Credit and Each Acceptance.........84 5. AFFIRMATIVE COVENANTS.........................................................................85 5.1 Financial Statements and Other Information..............................................85

5.16 Proceeds from Surplus Cash Deposits....................................................96 6. NEGATIVE COVENANTS............................................................................96 6.1 Indebtedness and Other Obligations......................................................96
6.2 Liens...................................................................................98
(iii)

6.14 Minimum Fixed Charge Coverage Ratio...................................................104 7. EVENTS OF DEFAULT............................................................................104 7.1 Events of Default......................................................................104
7.2 Remedies on Default....................................................................108
7.3 Application of Proceeds................................................................108 8. THE AGENTS...................................................................................108 8.1 Administration by Administrative Agent.................................................108

8.16 Syndication Agent, Documentation Agent, and Arranger..................................116 9. MISCELLANEOUS................................................................................116 9.1 Notices................................................................................116

(iv)

(v)

EXHIBITS

A        Assignment and Acceptance
B-1      Revolving Note
B-2      Swingline Note
C        Opinion of Special United States Counsel to Borrowers
C-1      Opinion of Special Ontario Counsel to Brown Canada
C-2      Opinion of Special Quebec Counsel to Brown Canada
C-3      Opinion of Special Pennsylvania Counsel to Brown Retail
D        Borrowing Base Certificate
E        Compliance Certificate
F        Notice of Borrowing
G        Form of Credit Card Notification

(vi)

SCHEDULES

1.1     Lenders and Commitments
3.1     Organizational Information
3.5(b)  Title to Properties; Real Estate
3.6     Disclosed Matters
3.10    ERISA
3.13    Subsidiaries
3.14    Insurance
3.15    Labor Matters
3.16    Affiliate Transactions
3.21    Intellectual Property
3.22    Credit Card Arrangements, Blocked Account Agreements and Disbursement Accounts
5.1(h)  Financial Reporting Requirements
6.1     Indebtedness
6.2     Liens
6.4     Investments
6.6     Restrictive Agreements

(vii)

            AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 21, 2004 (this "Agreement") among

            BROWN SHOE COMPANY, INC., a corporation organized under the laws of the State of New York having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105, as Lead Borrower for the Borrowers, being said BROWN SHOE COMPANY, INC.,

            SIDNEY RICH ASSOCIATES, INC., a corporation organized under the laws of the State of Missouri having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 ("Sidney Rich"),

            BROWN GROUP RETAIL, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 ("Brown Retail"),

            BROWN SHOE INTERNATIONAL, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 ("Brown International"), and

            BUSTER BROWN & CO., a corporation organized under the laws of the State of Missouri having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 ("Buster Brown");

            BROWN SHOE COMPANY OF CANADA LTD, a Canadian corporation having a place of business at 1857 Rodgers Road, Perth, Ontario, Canada K7H 3E8, as a Loan Party but not as a Borrower ("Brown Canada");

            the LENDERS party hereto; and

            BANK OF AMERICA, N.A., as Lead Issuing Bank, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110; and

            BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Secured Parties, a national banking association, with an office at c/o Fleet Retail Group, Inc., 40 Broad Street, Boston, Massachusetts 02109; and

            LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent; and

            WELLS FARGO FOOTHILL, LLC, as Documentation Agent;

            in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S ETH:

            WHEREAS, the Lead Borrower, Sidney Rich, Brown Retail, Brown Group International, Inc., Clayton License, Inc., Pagoda Trading Company, Inc. and Brown Shoe Company of Canada Ltd have entered into a Credit Agreement dated as of December 20, 2001 with the "Lenders" as defined therein, Bank of America National Association, as "Administrative Agent" and Fleet Retail Group, Inc. (f/k/a Fleet Retail Finance Inc.) as "Syndication Agent" as defined therein (as amended and in effect, the "Existing Credit Agreement"); and

            WHEREAS, Clayton License, Inc. was merged with and into the Lead Borrower on February 8, 2002, Pagoda Trading Company, Inc. was merged with and into the Lead Borrower on August 4, 2002, and Brown Group International, Inc. converted to a limited liability company and changed its name to Brown Shoe International, LLC on February 8, 2002; and

            WHEREAS, Buster Brown is becoming a Borrower hereunder; and

            WHEREAS, certain of the Lenders under the Existing Credit Agreement have assigned their rights and obligations thereunder to Persons who are, or shall become, Lenders under this Agreement; and

            WHEREAS, the Commitments of certain Persons who are Lenders under the Existing Credit Agreement and are continuing as Lenders under this Agreement are being modified as provided herein; and

            WHEREAS, the Borrowers, the Administrative Agent and the Lenders hereunder desire to amend and restate the Existing Credit Agreement as provided herein.

            NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agents, and the Borrowers hereby agree that the Existing Credit Agreement shall be amended and restated, without novation, in its entirety to read as follows:

    DEFINITIONS. Defined Terms. . As used in this Agreement, the following terms have the meanings specified below:
            "ACH" shall mean the automated clearing house transfers of funds for the account of any Loan Party.

            "Acceptance" means a time draft or bill of exchange relating to a Commercial Letter of Credit which has been accepted by any Acceptance Lender in its absolute discretion.

            "Acceptance Fees" means the fees payable in respect of Acceptances pursuant to Section 2.15.

            "Acceptance Fee Percentage" means:

Average Excess Availability	Applicable Percentage
Less than or equal to $50,000,000	0.70%
Greater than $50,000,000 but less or equal to $75,000,000	0.60%
Greater than $75,000,000 but less or equal to $150,000,000	0.50%
Greater than $150,000,000	0.40%

            From the Closing Date through July 31, 2004, the Acceptance Fee Percentage shall be 0.50% per annum. The Acceptance Fee Percentage shall be adjusted quarterly upon the Administrative Agent's furnishing the Lead Borrower with a calculation of Average Excess Availability for the immediately preceding Fiscal Quarter, which calculation shall be furnished within four (4) Business Days after the end of each Fiscal Quarter. Any such adjustment shall become effective prospectively on and after the sixth Business Day after the end of each Fiscal Quarter. If a Default or Event of Default exists at the time any reduction in the Acceptance Fee Percentage is to be implemented, such reduction shall not occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

            "Acceptance Lender" means any Lender in its capacity as an "acceptance lender" of Acceptances hereunder.

            "Acceptance Reimbursement Obligations" means, at any time and without duplication, the aggregate indebtedness, liabilities, and obligations of the Borrowers to pay to any Acceptance Lender (or reimburse any Acceptance Lender for) any amount due under any Acceptance at maturity.

            "Account" shall mean "accounts" as defined in the UCC, including, without limitation, all: accounts, accounts receivable, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; arising out of the use of a credit or charge card or information contained on or used with that card.

            "Additional Commitment Lender" as defined in Section 2.2(a).

            "Adjusted LIBO Rate" means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) a percentage equal to 100% minus the Statutory Reserve Rate.

            "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Lead Borrower, the Lead Borrower's and its Subsidiaries' net income after provision for income taxes for such fiscal period, excluding any and all of the following included in such net income: determined on a Consolidated basis in accordance with GAAP: (a) gain or loss arising from the sale of any capital assets, (b) gain or loss arising from any write-up or write-down in the book value of any fixed or intangible assets, (c) earnings or losses of any Person, substantially all of the assets of which have been acquired by the Lead Borrower or any of its Subsidiaries in any manner, to the extent realized by such Person prior to the date of acquisition, (d) earnings or losses of any Person (other than a Subsidiary of the Lead Borrower) in which the Lead Borrower or any consolidated Subsidiary of the Lead Borrower has an ownership interest unless (and only to the extent) any such earnings shall actually have been received by the Lead Borrower or such consolidated Subsidiary in the form of cash distributions, (e) gains or losses arising from the acquisition of debt or equity securities of the Lead Borrower or any of its Subsidiaries or from the cancellation or forgiveness of Indebtedness, (f) gains or losses arising from extraordinary items as determined in accordance with GAAP, (g) gains or losses arising from any non-recurring non-cash transactions, (h) cash losses during the 2004 and 2005 Fiscal Years in an aggregate amount not in excess of $10,000,000 after taxes arising from the implementation of a store rationalization program, (i) gains or losses arising from any non-recurring cash transactions up to $3,000,000 after taxes in the aggregate in any Fiscal Year, provided, however, such $3,000,000 amount shall be reduced (but not below zero) in the 2004 and 2005 Fiscal Years, as applicable, to the extent that a cash loss described in clause (h) above is excluded from net income for such Fiscal Year; and (j) gains and losses from the recording of share based compensation, including, without limitation, stock option expense; provided that nothing in this definition of Adjusted Net Earnings from Operations shall be deemed to permit any acquisition that is prohibited by this Agreement.

            "Administrative Agent" means Bank of America, N.A., in its capacity as administrative agent for the Secured Parties hereunder.

            "Affiliate" means, with respect to a specified Person, (i) any other Person Controlling, Controlled by or under direct or indirect common Control with that Person, (ii) any other Person directly or indirectly holding 5% or more of any class of the Capital Stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iii) any other Person 5% or more of any class of whose Capital Stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (iv) any other Person that possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of that Person.

            "Agents" shall mean collectively, the Administrative Agent and the Collateral Agent.

            "Agreement" means this Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

            "Applicable Law" means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders, judgments and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which are applicable to such Person, or any property of such Person.

            "Applicable Lenders" means the Required Lenders or all Lenders, as applicable.

            "Applicable Margin" means initially, the rates for Prime Rate Loans and LIBO Loans set forth in Level III, below:

Level	Average Excess Availability	Prime Rate Loans	LIBO Loans
I	Less than or equal to $50,000,000	0.25%	2.00%
II	Greater than $50,000,000 but less than or equal to $75,000,000	0%	1.75%
III	Greater than $75,000,000 but less than or equal to $150,000,000	0%	1.50%
IV	Greater than $150,000,000	0%	1.25%

            Except as provided in the following sentence, the Applicable Margin shall be adjusted upon the Administrative Agent's furnishing the Lead Borrower with a calculation of Average Excess Availability for the immediately preceding Fiscal Quarter, which calculation shall be furnished within four (4) Business Days after the end of each Fiscal Quarter. Any such adjustment shall become effective prospectively on and after the sixth Business Day after the end of each Fiscal Quarter. Notwithstanding the foregoing, the Applicable Margin shall be based on

Level III through the end of Fiscal Year 2004 (ending January 29, 2005). Upon the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Lenders, interest shall accrue at Level I and shall be determined in the manner set forth in Section 2.11.

            "Appraisal Percentage" shall mean 85%.

            "Appraised Value" means with respect to Inventory of any Loan Party, the orderly liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time (and updated at least once in each calendar year) in a manner acceptable to the Administrative Agent by an experienced and reputable independent appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.5), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

            "Availability Reserves" means such reserves as the Administrative Agent from time to time determines in the Administrative Agent's Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Availability Reserve shall not be required)) as being appropriate to reflect the impediments to the Agents' ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) (i) reserves for rent at leased locations subject to statutory or contractual landlord's Liens; (ii) reserves based on Customer Credit Liabilities; (iii) reserves for customs, duties, and other costs to release Inventory which is being imported into the United States of America; (iv) reserves for outstanding taxes and other governmental charges, including, ad valorem, real estate, personal property, and other taxes which might have priority over the interests of the Collateral Agent in the Collateral; (v) reserves for accrued, unpaid interest on the Obligations; (vi) reserves for salaries, wages and benefits due to employees of any Borrower which might have priority over the interests of the Collateral Agent in the Collateral; (vii) reserves for warehouseman's or bailee's charges; and (viii) reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Collateral Agent's and/or Lenders' Liens and/or for amounts which may represent costs relating to the enforcement of the Collateral Agent's Liens including, without limitation, in the good faith credit discretion of the Administrative Agent, any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers' compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar statutes. Availability Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent's practices as of the Closing Date with other similarly situated borrowers.

            "Average Excess Availability" shall mean, the average daily Excess Availability for the immediately preceding Fiscal Quarter. The Administrative Agent shall provide the Lead Borrower with a calculation of Average Excess Availability on the fourth Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter upon request of the Lead Borrower, or alternatively, give the Lead Borrower electronic access to the Administrative Agent's systems to the extent necessary to provide such information.

            "Bank of America" means Bank of America, N.A., a national banking association.

            "Bank Products" means any one or more of the following types or services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards, (b) ACH transactions, (c) cash management, including, without limitation, controlled disbursement services, and (d) Hedging Agreements.

            "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto and (ii) the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the Winding-up Act (Canada), as now or hereafter in effect, or any successor thereto.

            "Blocked Account Agreements" shall mean agency agreements with the banks maintaining deposit accounts of any of the Loan Parties where funds from one or more DDAs are concentrated, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.

            "Blocked Account Banks" shall mean (i) B of A, and (ii) each bank with whom the Loan Parties have entered into Blocked Account Agreements.

            "Blocked Accounts" shall mean each deposit account of the Loan Parties which is the subject of a Blocked Account Agreement or is maintained with B of A.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "B of A Concentration Account" has the meaning provided therefor in Section 2.23(a).

            "Borrowers" means, individually and collectively, the Lead Borrower, Sidney Rich, Brown Retail, Brown International, Buster Brown, and any other Person which becomes a "Borrower" in accordance with the provisions of this Agreement.

            "Borrowing" shall mean (a) the incurrence of Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

            "Borrowing Base" means, at any time of calculation, an amount equal to:

            (a) the lesser of (i) (A) the Appraisal Percentage multiplied by (B)(1) the Appraised Value of Eligible Inventory, minus (2) Inventory Reserves, or (ii) (A) the Inventory Advance Rate multiplied by (B)(1) the Cost of Eligible Inventory, minus (2) Inventory Reserves; plus

            (b) eighty-five percent (85%) of the Net Amount of Eligible Accounts; minus

            (c) the then amount of all Availability Reserves.

            "Borrowing Base Certificate" has the meaning assigned to such term in Section 5.1(f).

            "Borrowing Request" means a request by the Lead Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.4.

            "Borrower Security Agreement" means the Amended and Restated Security Agreement dated as of the date hereof and executed and delivered by the Borrowers to the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

            "Breakage Costs" shall have the meaning set forth in Section 2.21(b).

            "Brown Canada" has the meaning provided therefor in the Recitals.

            "Brown International" has the meaning provided therefor in the Recitals.

            "Brown Retail" has the meaning provided therefor in the Recitals.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Buster Brown" has the meaning provided therefor in the Recitals.

            "Canadian Guaranty" means the Amended and Restated Canadian Facility Guaranty, dated as of the date hereof and executed and delivered by Brown Canada to the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

            "Canadian Pension Plans" means collectively, (i) The Pension Plan for the Salaried Staff and Salespersons of Brown Shoe Company of Canada Ltd and (ii) The Pension Plan for the Designated Employees of Brown Shoe Company of Canada Ltd.

            "Canadian Security Agreements" means the Amended and Restated Canadian Security Agreement and the Amended and Restated Deed of Moveable Hypothec, each dated as of the date hereof and executed and delivered by Brown Canada to the Collateral Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

            "Canadian Subsidiary" means any Subsidiary that is organized under the laws of Canada or any province thereof.

            "Capital Expenditures" means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition, improvement or repair of fixed or capital assets of such Person (but excluding any asset acquired (x) in connection with a Permitted Acquisition, or (y) with the proceeds of insurance or condemnation awards), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period to the extent capitalized in accordance with GAAP.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Capital Stock" means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

            "Cash Collateral Account" shall mean an interest-bearing account established by the Borrowers with the Collateral Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent designated as the "Brown Shoe Cash Collateral Account".

            "Cash Dominion Event" means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least $35,000,000 for three (3) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been cured or waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers' failure to maintain Excess Availability as required hereunder, until Excess

Availability has exceeded $35,000,000.00 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.

            "Cash Receipts" has the meaning provided therefor in Section 2.23(b).

            "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

            "Change in Control" means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower by Persons who were neither (i) nominated by the board of directors of the Lead Borrower nor (ii) appointed by directors so nominated; or (b) any person (within the meaning of the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of fifty percent (50%) or more of the total voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Lead Borrower, any merger, consolidation, sale, or distribution, or otherwise, or (c) the failure of the Lead Borrower to own, directly or indirectly, 100% (or such lesser percentage as may be owned directly or indirectly, as of the Closing Date or as of the later acquisition thereof) of the Capital Stock or ownership interest, as applicable, of all other Loan Parties (other than Shoes.com in the event that Shoes.com becomes a Loan Party hereunder with the consent of the Lenders), except where such failure is as a result of a transaction permitted by the Loan Documents; or (d) if at any time Shoes.com becomes a Loan Party, the failure of the Lead Borrower to own, directly or indirectly, 80% of the Capital Stock or ownership interest, as applicable, of Shoes.com, except where such failure is as a result of a transaction permitted by the Loan Documents.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the Relevant Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Relevant Date or (c) compliance by any Lender, Issuing Bank or Acceptance Lender (or, for purposes of Section 2.25, by any lending office of such Lender, Issuing Bank or Acceptance Lender or by such Lender's, Issuing Bank's or Acceptance Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Relevant Date.

            "Charges" has the meaning provided therefor in Section 9.14.

            "Charter Document" means as to any Person, its partnership agreement, certificate or articles of incorporation, operating agreement, membership agreement or similar constitutive document or agreement, its by-laws and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its

Capital Stock, its partnership interests, membership interests or other equity interests and all other arrangements relating to the Control or management of such Person.

            "Civil Code" means the Civil Code of Quebec and all regulations thereunder, as amended from time to time, and any successor statutes.

            "Closing Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived by the Agents).

            "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

            "Collateral" means any and all "Collateral" as defined in any applicable Security Document.

            "Collateral Agent" means Bank of America, N.A., in its capacity as collateral agent under the Security Documents.

            "Commercial Letter of Credit" means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

            "Commercial Letter of Credit Fee" means with respect to any Commercial Letter of Credit issued hereunder and the Existing Letters of Credit which are Commercial Letters of Credit, 0.50% in each case subject to adjustment from time to time thereafter to the applicable percentage specified corresponding to the Average Excess Availability, as set forth below, respectively:

Average Excess Availability	Fee
Less than or equal to $50,000,000	0.70%
Greater than $50,000,000 but less or equal to $75,000,000	0.60%
Greater than $75,000,000 but less or equal to $150,000,000	0.50%
Greater than $150,000,000	0.40%

From the Closing Date through July 31, 2004, the Commercial Letter of Credit Fee shall be shall be 0.50% per annum. The Commercial Letter of Credit Fee Percentage shall be adjusted quarterly upon the Administrative Agent's furnishing the Lead Borrower with a calculation of Average Excess Availability for the immediately preceding Fiscal Quarter, which calculation shall be furnished within four (4) Business Days after the end of each Fiscal Quarter. Any such adjustment shall become effective prospectively on and after the sixth Business Day after the end of each Fiscal Quarter. If a Default or Event of Default exists at the time any reduction in the Commercial Letter of Credit Fee is to be implemented, such reduction shall not occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

            "Commitment" shall mean, with respect to each Lender, the commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be either (i) reduced from time to time pursuant to Section 2.17 hereof, or (ii) increased from time to time pursuant to Section 2.2 hereof.

            "Commitment Fee" has the meaning provided therefor in Section 2.13.

            "Commitment Increase" has the meaning provided therefor in Section 2.2(a).

            "Commitment Percentage" shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be either (i) reduced from time to time pursuant to Section 2.17 hereof, or (ii) increased or reduced from time to time pursuant to Section 2.2 hereof.

            "Compliance Certificate" has the meaning provided in Section 5.01(d).

            "Consolidated" means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

            "Consolidated EBITDA" means with respect to any Fiscal Period of the Lead Borrower, the result for such period of (i) Adjusted Net Earnings from Operations, plus (ii) depreciation, amortization and all other non-cash charges that were deducted in the calculation of Adjusted Net Earnings from Operations for such period plus (iii) federal, state, local and foreign income taxes that were deducted in the calculation of Adjusted Net Earnings from Operations for such period, plus (iv) Consolidated Interest Expense to the extent deducted in the calculation of Adjusted Net Earnings from Operations for such period, in each case determined on a Consolidated basis in accordance with GAAP.

            "Consolidated Interest Expense" means, for any period for any Person, interest expense of such Person for such period, determined on a Consolidated basis in accordance with GAAP.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

            "Cost" means, with respect to Inventory, the lower of cost (on a first-in, first-out basis) or market value, as reported on the Borrowers' inventory records and in a manner consistent with current practice.

            "Credit Card Notifications" has the meaning provided therefor in Section 2.23(d).

            "Credit Extensions" as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, (b) the then amount of the Letter of Credit Outstandings and (c) the aggregate amount of any unpaid Acceptance Reimbursement Obligations, whether or not then due.

            "Customer Credit Liabilities" means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.

            "DDAs" means any checking or other demand deposit account maintained by any Loan Party.

            "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Delinquent Lender" has the meaning given that term in Section 8.13.

            "Delinquent Lender's Future Commitment" as defined in Section 8.13.

            "Designated Disposition" means the sale, transfer, lease or other disposition by a Loan Party of any one or more of the following: (i) any item of Real Estate owned by a Loan Party and located in Canada as identified on Schedule 3.5 hereto, and (ii) the Real Estate owned by the Lead Borrower located in Sikeston, Missouri and Fredericktown, Missouri and used as warehouses.

            "Disbursement Accounts" has the meaning provided therefor in Section 2.23(a).

            "Disqualified Capital Stock" means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the Termination Date.

            "Dollar Equivalent" of an amount denominated in currency other than Dollars shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of such other currency involved in such computation at the spot exchange rate therefor as quoted by the Agent as of 11:00 A.M. (Boston time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

            "Dollars" or "$" refers to lawful money of the United States of America.

            "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

            "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval system maintained by the Securities and Exchange Commission.

            "Eligible Accounts" means Accounts due to a Loan Party as arise in the ordinary course of business, which have been earned by performance, and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Accounts:

(a) Accounts that have been outstanding for more than ninety (90) days past the invoice date or that are more than sixty (60) days past due; provided that Eligible Accounts may include up to $3,000,000 of Accounts for which more than ninety (90) days but less than one hundred twenty (120) days have elapsed since the date of the original invoice therefor, but which are less than sixty (60) days past due, in the ordinary course of the Loan Parties' business and provided further that Eligible Accounts may include Accounts of major department stores, including, without limitation, May Company, Federated Department Stores, Dillards and Nordstroms, for which more than one hundred twenty (120) days but less than one hundred forty-five days (145) have elapsed since the date of the original invoice therefor, but which are less than sixty (60) days past due, in the ordinary course of the Loan Parties' business;

(b) Accounts due from any Person to the extent that fifty percent (50%) or more of all Accounts from such Person are not Eligible Accounts pursuant to the other provisions of this definition;

(c) Accounts with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the

Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents);

(d) Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties;

(e) Accounts with respect to which any of the representations, warranties, covenants and agreements contained in any Loan Document are incorrect or have been breached;

(f) Accounts with respect to which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(g) Accounts which represent a progress billing or as to which the applicable Loan Party has extended the time for payment without the consent of the Administrative Agent (for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to such the obligation to pay such invoice is conditioned upon such Loan Party's completion of any further performance under such contract or agreement);

(h) Accounts with respect to which any one or more of the following events has occurred to the account debtor on such Account: (i) death or judicial declaration of incompetency of such account debtor who is a natural person; (ii) the filing by or against such account debtor of a request, proposal or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the Bankruptcy Code or other similar Applicable Law of any jurisdiction or any other bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by such account debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for such account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code; (v) the institution by or against such account debtor of any other type of insolvency proceeding (under the Bankruptcy Code or other similar Applicable Law of any jurisdiction or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such account debtor; (vi) the sale, assignment, or transfer of all or any material part of the assets of such account debtor; (vii) the nonpayment generally by such account debtor of its debts as they become due; or (viii) the cessation of the business of such account debtor as a going concern;

(i) Accounts owed by a Person which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America or Canada or any political subdivision, state, or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Account is secured or payable by a letter of credit or acceptance satisfactory to the Administrative Agent in its discretion;

(j) Accounts owed by a Person which is an Affiliate, director, officer, or employee of such Loan Party;

(k) Accounts with respect to which either the perfection, enforceability, or validity of the Collateral Agent's Liens in such Account, or the Collateral Agent's right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, PPSA, Civil Code, or the Mortgages Act (Ontario) (except as provided in clause (m) following);

(l) Accounts owed by a Person to which a Loan Party, is indebted in any way, or which is subject to any right of setoff or recoupment by such Person, unless such Person has entered into an agreement reasonably acceptable to the Administrative Agent to waive setoff rights, or if such Person has disputed liability or made any claim with respect to any other Account due from such Person, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(m) Accounts owed by the government of the United States of America or Canada, or any department, agency, public corporation, or other instrumentality thereof, unless, in the case of the United States of America, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727 et seq.), and any other steps necessary to perfect the Agent's Liens therein, have been complied with to the Administrative Agent's satisfaction with respect to such Account;

(n) Accounts owed by any state, province, municipality, or other political subdivision of the United States of America or any other government, country or jurisdiction, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(o) Accounts which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return (excluding sales subject to returns of defective merchandise returned in the ordinary course of business) basis;

(p) Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(q) Accounts with respect to which the Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that such Account may not be paid by reason of the account debtor's financial inability to pay;

(r) Accounts with respect to which the account debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(s) Accounts which arise out of a sale not made in the ordinary course of such Loan Party's business;

(t) Accounts with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by, or have been rejected or objected to by, the account debtor or the services giving rise to such Account have not been performed by such Loan Party, and, if applicable, accepted by the account debtor, or the account debtor revokes its acceptance of such goods or services;

(u) Accounts owed by a Person, or group of affiliated Persons, which is obligated to the Loan Parties respecting Accounts the aggregate unpaid balance of which exceeds twenty percent (20.0%) of the aggregate unpaid balance of all Accounts owed to the Loan Parties at such time by all of the Loan Parties' account debtors, but only to the extent of such excess;

(v) Accounts with respect to which such Loan Party or the Agent has deemed such Account as uncollectible or has any reason to believe that such Account is uncollectible; and

(w) Accounts which the Administrative Agent determines in its reasonable credit judgment is ineligible for any other reason.

             If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base. Notwithstanding the foregoing, the Agent and the Borrower acknowledge that, subject to the Agent's verification from time to time of the adequacy of the General Reserve (and adjustment thereto, if necessary), Accounts described in clauses (b), (f), (h), (i), (j), (l), (m), (r), and (s), the provisos to clause (a) and accounts due from account debtors in West Virginia shall be ineligible only to the extent of the General Reserve.

            "Eligible Assignee" means (a) a commercial bank, commercial finance company, or other asset based lender having total assets in excess of $1,000,000,000, (b) any Lender listed on the signature pages of this Agreement, (c) any Affiliate of any Lender, and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent

            "Eligible In-Transit Inventory" shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory:

            (a) (i) which has been shipped from a location within the United States of America or Canada for receipt by a Loan Party within ninety (90) days of the date of determination, but which has not yet delivered to such Loan Party, (ii) for which title has passed to such Loan Party, (iii) for which the bill of lading or other document of title reflects a Loan Party as consignee, (iv) which is insured to the reasonable satisfaction of the Collateral Agent, and (v) which otherwise would constitute Eligible Inventory. and

            (b) (i) which has been shipped from a location (other than one within the United States of America or Canada) for receipt by a Loan Party within ninety (90) days of the date of determination, but which has not yet delivered to such Loan Party, (ii) for which title has passed to such Loan Party, (iii) for which the bill of lading or other document of title reflects a Loan Party as consignee (along with delivery to such Loan Party or its customs broker of the documents of title with respect thereto, (iv) as to which the Collateral Agent has control over a set of documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), (v) which is insured to the reasonable satisfaction of the Collateral Agent, and (vi) which otherwise would constitute Eligible Inventory.

            "Eligible Inventory" shall mean, as of the date of determination thereof, (a) Eligible In-Transit Inventory, (b) Eligible L/C Inventory, and (c) items of Inventory of the Loan Parties that are finished goods, merchantable and readily saleable to the public in the ordinary course or subject to the provisions of this definition, that consist of raw materials, in each case deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

            (a) Inventory that is not owned solely by a Loan Party, or is leased or on consignment, or such Loan Party does not have good and valid title thereto;

            (b) Inventory (including any portion thereof in transit from vendors, other than Eligible In-Transit Inventory and Eligible L/C Inventory) that is not located at a warehouse facility or store that is owned or leased by a Loan Party;

            (c) Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods that are obsolete, slow moving, stale, or not usable or saleable at prices approximating at least Cost; in the normal course of such Loan Party's business, in each case, to the extent any of the foregoing ((i) through (iii)) is not factored into the calculation of Appraised Value;

            (d) Inventory that is not located in the United States of America (excluding territories and possessions thereof) or Canada other than Eligible In-Transit Inventory and Eligible L/C Inventory;

            (e) Inventory (other than Inventory subject to Permitted Encumbrances described in clause (ii) of the definition thereof) that is not subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

            (f) Inventory which consists of work-in-process, chemicals, samples, protoypes, shopping bags and similar supplies which are not intended for sale in the ordinary course of business (but specifically excluding purses, satchels, backpacks and similar finished goods which are merchantable and readily saleable to the public in the ordinary course) packing and shipping materials and other similar non-merchandise categories;

            (g) Inventory as to which insurance in compliance with the provisions of Section 5.7 hereof is not in effect;

(h) Inventory which has been sold but not yet delivered or as to which any Loan Party has accepted a deposit;

            (i) Inventory which is acquired in a Permitted Acquisition unless the Collateral Agent, in its Permitted Discretion, agrees that such Inventory shall temporarily be deemed Eligible Inventory, provided, however that if the Collateral Agent so agrees, the Inventory Advance Rate for such Inventory shall not exceed 50% and such Inventory shall be deemed Eligible Inventory for no more than ninety (90) days except as set forth in the following proviso, and provided further that, during such ninety (90) day period referred to above, the Collateral Agent shall cause an appraisal of such Inventory to be completed, shall establish a final Inventory Advance Rate and Inventory Reserves (if applicable) therefor, and shall otherwise determine whether such Inventory shall be deemed Eligible Inventory;

            (j) Inventory that does not consist of finished goods;

            (k) Eligible In-Transit Inventory to the extent such Inventory exceeds 15% of total Inventory as shown on the Consolidated financial statements of the Lead Borrower.

            (l) Inventory that that is not reflected in the details of a current perpetual inventory report (unless reflected in a report to the Administrative Agent as "in-transit" Inventory)

            (m) Inventory that contains or bears any proprietary rights licensed to a Loan Party by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Documents without infringing the rights of the licensor of such proprietary rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), unless either (i) the licensor has entered into a consent or sublicense agreement with the Agents in form and substance reasonably acceptable to the Agents, (ii) the Fixed Charge Coverage Ratio is greater than 1.25: 1.00, or (iii) if the Fixed Charge Coverage Ratio is less than 1.25:1.00, (A) such Inventory (other than Inventory of the Famous Footwear Division of the Loan Parties) from a licensor shall be deemed Eligible Inventory only to the extent that the value of such Inventory does not exceed $3,000,000, and (B) licensed Inventory in the Famous Footwear Division of the Loan Parties shall be deemed Eligible Inventory only to the extent that the value of such Inventory does not exceed $3,000,000 (excluding Dr. Scholls Inventory); or

            (n) Inventory that is located in a public warehouse or in possession of a bailee or in a facility leased by such Loan Party, if the applicable warehouseman, bailee, or lessor has not delivered to the Collateral Agent, if requested by the Collateral Agent, a subordination agreement or cession of rank in form and substance reasonably satisfactory to the Collateral Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location.

            "Eligible L/C Inventory" shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to the Loan Parties, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within ninety (90) days of such date of determination, (c) which has been consigned to a Loan Party as consignee (along with delivery to a Loan Party of the documents of title with respect thereto), (d) as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), and (e) which otherwise would constitute Eligible Inventory. Notwithstanding the limitations otherwise set forth in clauses (c) and (d) of this definition, Eligible L/C Inventory shall, without duplication but subject to the Administrative Agent's Permitted Discretion, include Inventory that has not been shipped to a Loan Party and for which payment has been guaranteed pursuant to a Commercial Letter of Credit issued for the account of a Loan Party under this Agreement.

            "Environmental Laws" means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any

Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Event of Default" has the meaning assigned to such term in Section 7.1. An "Event of Default" shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing or cured, in each case as provided in this Agreement.

            "Excess Availability" means, as of any date of determination, the excess, if any, of (a) the lesser of the then Total Commitments or the Borrowing Base, over (b) the outstanding Credit Extensions.

            "Excluded Taxes" means, with respect to the Agents, any Lender, any Issuing Bank, any Acceptance Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any

Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.30(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.28, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.28(a).

            "Existing Acceptances" means each of the acceptances issued under the Existing Credit Agreement prior to the date hereof.

            "Existing Credit Agreement" shall have the meaning set forth in the Preamble to the Agreement.

            "Existing Letters of Credit" means each of the letters of credit issued under the Existing Credit Agreement prior to the date hereof.

            "Facility Guaranty" means collectively, the Canadian Guaranty and the Amended and Restated Domestic Guaranty in each case in form and substance satisfactory to the Administrative Agent, executed by the applicable Facility Guarantors in favor of the Agents, the Issuing Banks, Acceptance Lender, the Lenders and the other Secured Parties.

            "Facility Guarantors" means each Borrower and Brown Canada.

            "Facility Guarantors' Collateral Documents" means all security agreements, pledge agreements, and other instruments, documents or agreements executed and/or amended and delivered by the Facility Guarantors to secure the Facility Guaranty and/or the Obligations.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Fee Letter" means the letter entitled "Fee Letter" among the Borrowers and the Administrative Agent dated as of July 21, 2004, as such letter may from time to time be amended.

            "Financial Officer" means, with respect to any Borrower, the chief financial officer, chief accounting officer, treasurer, controller or assistant controller of such Borrower.

            "Fiscal Period" means one of the three Fiscal Periods in a Fiscal Quarter each of which is approximately one month in duration. There are twelve (12) Fiscal Periods in each Fiscal Year.

            "Fiscal Quarter" means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

            "Fiscal Year" means, with respect to the Lead Borrower, the Lead Borrower's Fiscal Year for financial accounting purposes. The current Fiscal Year of the Lead Borrower will end on January 29, 2005.

            "Fixed Charge Coverage Measurement Date" means the last day of any Fiscal Quarter of the Lead Borrower immediately preceding a measurement event. As used in this definition, "measurement event" means any failure of the Loan Parties to maintain Excess Availability equal to or in excess of $25,000,000 on any day.

            "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter of the Lead Borrower, for the preceding four Fiscal Quarters then ended, the ratio of (a) Consolidated EBITDA for such period, to (b) Fixed Charges for such period.

            "Fixed Charges" means, for any period, as determined for the Lead Borrower and its Subsidiaries on a Consolidated basis, without duplication, the sum of (a) Consolidated Interest Expense during such period, (b) Capital Expenditures (excluding Capital Expenditures funded with Indebtedness other than Revolving Loans) during such period, (c) scheduled principal payments of Indebtedness payable over the course of the preceding four (4) Fiscal Quarters, (d) federal, state, local, and foreign income taxes, to the extent any such taxes are paid in cash during such period (excluding taxes paid to repatriate foreign earnings for fiscal periods which are more than twelve months prior to the date of determination of Fixed Charges for any period), and (e) Restricted Payments during such period, excluding any Restricted Payments (x) consisting of dividends or distributions made in Capital Stock under clause (a) of the definition thereof and (y) permitted under Section 6.7(a)(iii).

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

            "Foreign Plan" means any benefit plan established or maintained outside of the United States of America which a Loan Party maintains, sponsors, or to which such Person has any obligation or liability and which provides or otherwise makes available retirement or deferred benefits of any kind whatsoever to employees.

            "GAAP" means accounting principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Lead Borrower and its Subsidiaries on a Consolidated basis adopting the same principles.

            "General Reserve" means a reserve in an amount equal to three percent (3%) (or such greater percentage as the Administrative Agent in its reasonable judgment may require) of the Loan Parties Accounts (net of reserves for past due accounts, contra Accounts and intercompany Accounts).

            "Governmental Authority" means the government of the United States of America or Canada or any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, department, agency, board, commission, tribunal, committee, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or acceptance or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold and other fungi, bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

            "Hedging Agreement" means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations for borrowed money which are without recourse to the credit of such Person, provided that (i) such obligations are secured by a Lien on property of such Person and (ii) such obligations shall be included in Indebtedness only to the extent of the value of such property subject to such Lien), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) the net termination obligations of all Hedging Agreements, and (l) the present value (discounted at the Prime Rate) of the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Indemnitee" has the meaning provided therefor in Section 9.3(b).

            "Interest Payment Date" means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each January, April, July and October, and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than 90 days, on the last day of the third, sixth and ninth months of such Interest Period, as applicable. Except as otherwise provided herein, if any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment.

            "Interest Period" means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending seven days, fourteen days or twenty-one days or one, two, three or six months thereafter, and, if available from all of the Lenders, nine months or twelve months thereafter, as the Lead Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Inventory" has the meaning assigned to such term in the Security Agreements.

            "Inventory Advance Rate" means 75%.

            "Inventory Reserves" means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent's Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Inventory Reserves shall not be required)) with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the appraised value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (i) Shrink; (ii) capitalized freight and internal profit reserves used in the Borrowers' calculation of cost of goods sold; and (iii) retail markdowns and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events. Inventory Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent's practices as of the Closing Date with other similarly situated borrowers.

            "Investment" has the meaning provided therefor in Section 6.4.

            "Issuing Bank" means, collectively, the Lead Issuing Bank and, solely during the period during which a Letter of Credit issued by a Lender (other than the Lead Issuing Bank) is outstanding and either undrawn (in whole or in part) or with respect to which there is an unreimbursed L/C Disbursement, such other Lender. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case during the period during which any such Letter of Credit is outstanding and either undrawn (in whole or in part) or with respect to which there is an unreimbursed L/C Disbursement, during such period the term "Issuing Bank" shall include any such Affiliate with respect to such Letters of Credit.

            "L/C Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

            "Lead Borrower" means Brown Shoe Company, Inc.

            "Lead Issuing Bank" means Bank of America, in its capacity as such and any successor in such capacity.

            "Lenders" shall mean the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in Section 9.5(b), or each Person that becomes an Additional Commitment Lender as set forth in Section 2.2(a).

            "Letter of Credit" shall mean a letter of credit that is (i) issued pursuant to this Agreement for the account of any Borrower or any Facility Guarantor (excluding Brown Canada) or for the joint account of any Borrower or any Facility Guarantor (excluding Brown Canada) and any Loan Party or any of its Subsidiaries, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by any Borrower or any Facility Guarantor, or in support of an obligation of any Loan Party or any of its Subsidiaries incurred in the ordinary course of business, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form and substance reasonably satisfactory to the Lead Issuing Bank and, if applicable, the Issuing Bank issuing such Letter of Credit. Without limiting the foregoing, the Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement.

            "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.14.

            "Letter of Credit Outstandings" shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.

            "LIBO Borrowing" shall mean a Borrowing comprised of LIBO Loans.

            "LIBO Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.

            "LIBO Rate" means, with respect to any LIBO Borrowing for any Interest Period, a rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London time) on the day that is two Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on Telerate page 3750 (or on any successor or substitute page or any successor to, or substitute for, such service) on any applicable interest determination date, the LIBO Rate shall be the rate (rounded upwards, if necessary, to the nearest one hundred thousandth of a percentage point) determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered to the Administrative Agent by four major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two Business Days preceding the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate to the Administrative Agent. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted by those major London banks that provide such quotes.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset (c) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting assets, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement; and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Line Fee" means, with respect to each Lender, a fee equal to 0.30% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the difference between (x) such Lender's Commitment and (y) the sum of (i) such Lender's Commitment Percentage multiplied by the principal amount of Revolving Loans then outstanding, and (ii)

such Lender's Commitment Percentage multiplied by the then Letter of Credit Outstandings for each day commencing on the date hereof and ending on but excluding the Termination Date.

            "Loan Account" has the meaning assigned to such term in Section 2.22(a).

            "Loan Documents" means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, or in connection with any Bank Product provided by the Administrative Agent, the Collateral Agent or any of their respective Affiliates, each as amended and in effect from time to time.

            "Loan Party" means each Borrower and each Facility Guarantor.

            "Loans" shall mean all loans (including, without limitation, Revolving Loans and Swingline Loans) at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

            "Margin Stock" has the meaning assigned to such term in Regulation U.

            "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.

            "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Loan Parties in an aggregate principal amount exceeding $5,000,000.

            "Material Subsidiary" means each Domestic Subsidiary (other than Shoes.com unless the Lead Borrower requests that Shoes.com becomes a Loan Party and the Lenders consent thereto) or Canadian Subsidiary of a Loan Party which, as of the last day of any Fiscal Quarter, satisfied any one or more of the following tests:

            (a) such Subsidiary owns property that would constitute Collateral valued in excess of $10,000,000; or

            (b) such Subsidiary has revenues in any Fiscal Year in excess of $50,000,000; or

            (c) such Subsidiary, and all other Subsidiaries which are not Loan Parties own property that would constitute Collateral valued in excess of $25,000,000, then all such Subsidiaries shall be deemed Material Subsidiaries; or

            (d) such Subsidiary and all other Subsidiaries which are not Loan Parties have revenues in any Fiscal Year in excess of $100,000,000, then all such Subsidiaries shall be deemed Material Subsidiaries.

            "Maturity Date" means July 21, 2009.

            "Maximum Rate" has the meaning provided therefor in Section 9.14.

            "Minority Lenders" has the meaning provided therefor in Section 9.2(c).

            "Moody's" means Moody's Investors Service, Inc.

            "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Amount of Eligible Accounts" means, at any time, the gross amount of Eligible Accounts less, without duplication, (a) sales, excise, or similar taxes, and (b) with respect to Eligible Accounts, returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, and other defenses of any nature at any time issued, owing, granted, outstanding, available, or claimed, in each case calculated and determined in Dollars.

            "Noncompliance Notice" has the meaning provided therefor in Section 2.6(b).

            "Notes" shall mean (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Lender, evidencing the Revolving Loans, and (ii) the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

            "Obligations" means (a) the due and punctual payment by the Borrowers of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit or Acceptance, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrowers to the Secured Parties under the Credit Agreement and the other Loan Documents, (b)

The due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, and (c) solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clause (a) of this definition, the payment and performance under any transaction with any Lender or any of its Affiliates, which arises out of any Bank Products.

            "Other Taxes" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

            "Overadvance" means, at any time of calculation, a circumstance in which the Credit Extensions exceed the lesser of (a) the Total Commitments or (b) the Borrowing Base.

            "Participant" has the meaning provided therefor in Section 9.5(e).

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Perfection Certificate" means a certificate in the form of Annex 1 to the Security Agreements or any other form approved by the Collateral Agent.

            "Permitted Acquisition" means an Investment in, a purchase of the Capital Stock in, or the acquisition of all or a substantial portion of the assets or properties of, any Person or of any business unit or division of any Person, the entering into any exchange of securities with any Person, or the entering into any transaction, merger or consolidation of any Person, or any acquisition of any retail store locations of any Person (each of the foregoing an "Acquisition") in each case which satisfies each of the following conditions:

(i) The Acquisition is of a business permitted to be conducted by the Borrowers pursuant to Section 6.3(b) hereof;

(ii) Prior to and after giving effect to the Acquisition, no Default or Event of Default will exist or will arise therefrom;

(iii) The Borrowers shall have furnished the Administrative Agent with the information required under Section 5.1(i) of this Agreement;

(iv) If the Acquisition is of the Capital Stock of any Person, the Acquisition is structured so that the Person shall become a wholly owned Subsidiary of the Lead Borrower and such Person will become a Borrower or Facility Guarantor if required in accordance with Section 5.14 hereof and if such Person is required to become a Borrower or Facility Guarantor, the Borrowers (including such Person)

  shall take such steps as are necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (except as provided in Section 6.2 hereof) in all of the assets (that would otherwise constitute Collateral) acquired in connection with such Acquisition;

  (v) If a Borrower shall merge with such other Person, such Borrower shall be the surviving party of such merger;

  (vi) such acquisition shall not be a hostile or contested acquisition;

  (vii) If the total consideration paid or payable in connection with the Acquisition (whether in cash, property or securities) is greater than or equal to $2,000,000, (A) each of the Pro Forma Conditions shall have been satisfied, and (B) the Pro Forma Fixed Charge Coverage Ratio shall be greater than 1.0: 1.0; and.

  (viii) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect.

             "Permitted Discretion" means the Administrative Agent's good faith credit judgment based upon any factor or circumstance which it reasonably believes in good faith: (i) will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of the Collateral Agent's Liens thereon in favor of the Secured Parties or the amount which the Collateral Agent and the Secured Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (iii) could reasonably be expected to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider such factors or circumstances already included in or tested by the definition of Eligible Accounts, Eligible in-Transit Inventory, Eligible Inventory, or Eligible L/C Inventory, as well as any of the following: (A) the financial and business climate and prospects of any Loan Party's industry and general macroeconomic conditions; (B) changes in demand for and pricing of Inventory; (C) changes in any concentration of risk with respect to Inventory; (D) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect; (E) audits of books and records by third parties, history of chargebacks or other credit adjustments; and (F) any other factors that change or could reasonably be expected to change the credit risk of lending to the Borrowers on the security of the Accounts and Inventory. Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.

            "Permitted Encumbrances" means:

            (i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.5;

            (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.5, provided, however, that the aggregate amount of such Liens, may not at any time exceed $500,000 from and after the Closing Date;

            (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, old-age pension and other social security laws or regulations;

            (iv) deposits to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (v) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.1(l);

            (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party;

            (vii) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such Liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

            (vii) Landlords' and lessors' Liens in respect of rent not in default; and

            (ix) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of its business to secure

Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry provided that, except as provided in any one or more of clauses (i) through (vi) above, the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Permitted Investments" means each of the following:

            (i) Investments in direct obligations of the United States of America (or any agency thereof or any obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

            (ii) Investments in commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-2 or P-2 from S&P or from Moody's;

            (iii) Investments in certificates of deposit maturing within one year from the date of acquisition, banker's acceptances, Eurodollar bank deposits, and overnight bank deposits, in each case issued by or created by, or with, a Lender, an Affiliate of a Lender or a bank or trust company organized under the laws of the United States of America or Canada or any state, province or territory thereof, having capital and surplus aggregating at least $100,000,000, and other bank deposits to the extent such deposits are insured by a Governmental Authority or pursuant to any governmental deposit insurance program or are in the process of collection and transfer in the ordinary course of business to any deposit account which is maintained in the name of the Collateral Agent or the Administrative Agent or any Loan Party, or any of them, as the Administrative Agent may determine, on terms acceptable to the Administrative Agent;

            (iv) Investments in mutual funds substantially all of the assets of which are securities of the type described in clauses (i), (ii) and (iii) of this definition;

            (v) Investments by the Loan Parties in deposit accounts in the ordinary course of business with financial institutions (A) located in the United States of America and Canada, and (B) located in a jurisdiction other than the United States of America and Canada in an amount not in excess of $4,000,000 in the aggregate; and

            (vi) fully collateralized repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof, having capital and surplus aggregating at least $100,000,000, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the government of the United States of America;

            provided that, notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments shall be permitted by a Borrower unless (i) either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments are pledged by the applicable Borrower to the Administrative Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Administrative Agent.

            "Permitted Overadvance" means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders' rights under the Loan Documents, or (b) which is otherwise in the Lenders' interests; provided that Permitted Overadvances shall not (i) exceed five percent of the then Borrowing Base in the aggregate outstanding at any time or (ii) remain outstanding for more than thirty consecutive Business Days, unless in case of clause (ii) the Required Lenders otherwise agree; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.7(h) regarding the Lenders' obligations with respect to L/C Disbursements, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for "inadvertent Overadvances" (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.

            "Permitted Stock Repurchase" means a purchase by the Lead Borrower of Capital Stock of the Lead Borrower; provided that at the time of making such purchase and after giving effect thereto (a) the Pro Forma Conditions are satisfied, and (b) the aggregate of all such purchases shall not exceed $35,000,000 in any Fiscal Year unless, with respect to the first such purchase in a Fiscal Year which, together with all other purchases during such Fiscal Year, exceeds $35,000,000 in the aggregate and with respect to each subsequent purchase made in excess of such aggregate amount, the Administrative Agent shall have received a solvency opinion from an independent Person reasonably acceptable to the Administrative Agent, the scope and conclusions of which are reasonably satisfactory to the Administrative Agent.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "PPSA" means the Personal Property Security Act (Ontario) ( or any successor statute) or similar legislation of any other Canadian jurisdiction, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

            "Prime Rate" shall mean, for any day, the higher of (a) the annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its "Prime Rate" and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America's Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America's Prime Rate or the Federal Funds Effective Rate, respectively.

            "Prime Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Section 2.

            "Pro Forma Conditions" means, at the time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making such payment, and (b) the Administrative Agent has determined that Excess Availability, immediately after giving effect to such payment or acquisition and as projected on a pro-forma basis as of the last day of each month for the twelve months following such payment or acquisition, will be equal to or greater than $35,000,000.

            "Pro Forma Fixed Charge Coverage Ratio" means, at any date of determination, the ratio of (a) projected Consolidated EBITDA for the period of the next succeeding twelve consecutive months, to (b) projected Fixed Charges for such period. Where any item of interest varies or depends upon a variable rate of interest (or other rate of interest which is not fixed for such entire four fiscal quarter period), such rate, for purposes of calculating the Pro Forma Fixed Charge Coverage Ratio, shall be assumed to equal the Prime Rate plus the Applicable Margin in effect on the date of such calculation, or, if such rate is a LIBO Rate, the applicable LIBO Rate plus the Applicable Margin in effect on the date of such calculation.

            "Real Estate" means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

            "Register" has the meaning set forth in Section 9.5(c).

            "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Release" has the meaning set forth in Section 101(22) of CERCLA.

            "Relevant Date" means (i) in the case of each Lender signatory hereto on the Closing Date, the Closing Date, and (ii) in the case of each other Lender, the effective date of the Assignment and Acceptance or other document pursuant to which it becomes a Lender.

            "Required Lenders" shall mean, at any time, Lenders having Commitments greater than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letters of Credit aggregate greater than 50% of all such Loans and Letters of Credit Outstanding.

            "Reserves" means the Inventory Reserves and Availability Reserves.

            "Responsible Officer" means with respect to any Borrower, the chief executive officer or the president or any Financial Officer.

            "Restricted Payment" means, with respect to any Person (other than a natural person): (a) the payment or making of any dividend or other distribution of property in respect of such Person's Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person, other than distributions solely in such Person's Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of the same class; or (b) the redemption or other acquisition by such Person of any Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person (including without limitation, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock); provided that (x) the issuance or redemption of the Lead Borrower's Capital Stock to or by any employee of any Subsidiary in the ordinary course of the Lead Borrower's business (including, without limitation, in the ordinary operation of the Lead Borrower's employee benefit plans or in connection with directors' plans or compensation), (y) the issuance to holders of Capital Stock of the Lead Borrower of rights to acquire additional Capital Stock on the occurrence of any specified event or circumstance, and

(z) any redemption of rights to acquire additional stock under the Lead Borrower's current "poison pill" rights agreement (as such agreement may be amended or replaced) but only if the redemption price thereunder is not in excess of the redemption price existing under such agreement as of the Closing Date, shall not constitute a distribution hereunder.

            "Revolving Loans" means all Loans at any time made by a Lender pursuant to Section 2.1.

            "S&P" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc.

            "Secured Parties" has the meaning assigned to such term in the Security Agreements.

            "Security Agreements" means, collectively, the Borrower Security Agreement and the Canadian Security Agreements.

            "Security Documents" means the Security Agreements, the Facility Guaranty, the Facility Guarantors' Collateral Documents, and each other security agreement, guaranty or other instrument or document executed and delivered pursuant to Section 5.15 or any other provision hereof or any other Loan Document, to secure any of the Obligations.

            "Settlement Date" has the meaning provided in Section 2.8(b) .

            "Shrink" means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

            "Shoes.com" means Shoes.com, Inc., a Delaware corporation.

            "Sidney Rich" has the meaning provided therefor in the Recitals.

            "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

            "Standby Letter of Credit" means any Letter of Credit other than a Commercial Letter of Credit.

            "Statutory Reserve Rate" means, for any Interest Period, the rate (expressed as a decimal) applicable to the Administrative Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Subordinated Debt" means unsecured Indebtedness of any Loan Party entered into after the Closing Date (including any such Indebtedness that is convertible into Capital Stock (other than Disqualified Stock)) which is subordinated to payment of the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, and any amendments, renewals, restatements, or other modifications thereof.

            "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise directly or indirectly Controlled, by the parent and/or one or more subsidiaries of the parent. Unless the context otherwise requires, all references in the Loan Documents to "Subsidiaries" shall be deemed to refer to Subsidiaries of the Lead Borrower.

            "Swingline Lender" means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" shall mean a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.6 hereof.

            "Synthetic Lease" means any lease or other agreement for the use or possession of property creating obligations which does not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

            "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Termination Date" shall mean the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated in accordance with Section 7.1, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.1(i) or 7.1(j).

            "Termination Event" means (a) the whole or partial withdrawal of a Facility Guarantor from a Foreign Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Foreign Plan. Notwithstanding the foregoing, the partial wind-up of the Canadian Pension Plans currently in process or contemplated to begin within a reasonable period of time after the Closing Date shall not be deemed to be a Termination Event.

            "Total Commitments" shall mean, at any time, the sum of the Commitments at such time.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

            "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

            "Unused Commitment" shall mean, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans then outstanding (including the principal amount of Swingline Loans then outstanding), and (ii) the then Letter of Credit Outstandings and unreimbursed Acceptances.

            "Voting Stock" means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            1.2  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns or, for natural persons, such Person's successors, heirs, executors, administrators and other legal representatives, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all financial statements and other financial information provided by the Loan Parties to the Administrative Agent or any Lender shall be provided with reference to Dollars, and (g) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.

            1.3  Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date, on a basis consistent with the financial statements referred to in Section 4.1(g) of this Agreement, provided that, if the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.

            2.  AMOUNT AND TERMS OF CREDIT.

            2.1  Commitment of the Lenders.

                    (a)    Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans, participations in Swingline Loans, and Letters of Credit and in an amount not to exceed the lesser of such Lender's Commitment or such Lender's Commitment Percentage of the lesser of (x) the Borrowing Base or (y) the Total Commitments, subject to the following limitations:

            (i)    The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the lower of (i) (x) $350,000,000, or (y) such greater amount or lesser amount to which the Total Commitments have then been increased or decreased by the Borrowers pursuant to Sections 2.2 and/ or 2.17 hereof, or (ii) the then amount of the Borrowing Base plus any Permitted Overadvances.

            (ii)    No Lender (other than the applicable Issuing Bank) shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Banks, subject to the ratable participation of all Lenders, as set forth in Section 2.7. The aggregate Letter of Credit Outstandings shall not at any time exceed $100,000,000.

            (iii)    Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension, however, shall be made to the Borrowers after the Termination Date.

                    (b)    Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

            2.2  Increase in Total Commitments

                    (a)    So long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right at any time, and from time to time, to request an increase of the Total Commitments to an amount not to exceed $425,000,000. Any such requested increase shall be first made to all existing Lenders on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Lead Borrower and not accepted by the existing Lenders (each such increase by either means, a "Commitment Increase," and each Person issuing, or Lender increasing, its Commitment, an "Additional Commitment Lender"), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrowers, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Lead Borrower (which approval shall not be unreasonably withheld), and (iii) each Commitment Increase shall be in integral multiples of $1,000,000.00, provided that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender which is not an existing Lender be less than $7,000,000.00.

                    (b)    No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)    If an Additional Commitment Lender is not an existing Lender, the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(ii)    The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree;

(iii)    The Borrowers shall have paid such arrangement fees to the Administrative Agent as the Borrower and the Administrative Agent may agree;

(iv)    The Borrowers shall deliver to the Administrative Agent and the Lenders certificates of the Secretary of Assistant Secretary of each Borrower attaching a true, complete and correct copy of the resolutions of such Borrower authorizing the borrowing under the Commitment Increase and certifying that such resolution is in full force and effect, it being understood and agreed that such resolutions may be adopted at any time and provide for borrowings under Commitment Increases from time to time requested;

(v)    A Note will be issued at the Borrowers' expense, to each such Additional Commitment Lender, to be in conformity with requirements of Section 2.9 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of such Additional Commitment Lender; and

(vi)    The Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested, including, without limitation, in the case of an Additional Commitment Lender which is a Foreign

Lender, such documents as are set forth in Section 2.28 hereof to evidence an exemption form withholding tax with respect to payments made to such Additional Commitment Lender.
                    (c)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a "Commitment Increase Date"), and at such time (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Total Commitments (including, without limitation, Section 2.1(a)(i)).

                    (d)    In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Total Commitments pursuant to this Section 2.2), and (ii) the Borrowers shall pay to the Lenders any costs of the type referred to in Section 2.21 in connection with any repayment and/or Loans required pursuant to preceding clause (i). Without limiting the Obligations of the Borrowers provided for in this Section 2.2, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in Section 2.21 which the Borrowers would otherwise occur in connection with the implementation of an increase in the Total Commitments.

            2.3  Reserves; Changes to Reserves.

                    (a)    The initial Inventory Reserves and Availability Reserves as of the Closing Date shall be substantially the same as those in effect under the Existing Credit Agreement immediately prior to the Closing Date.

                    (b)    The Administrative Agent may hereafter, on five (5) Business Days written notice to the Lead Borrower, establish additional Reserves or change any of the foregoing Reserves, in the exercise of Permitted Discretion of the Administrative Agent, provided, however, that in no event shall the Administrative Agent establish new Reserves in any thirty day period in an aggregate amount in excess of ten percent (10%) of the Borrowing Base (as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent under Section 5.1(f) of this Agreement); and provided further that the Administrative Agent shall not modify the methodology in which Reserves described in Section 2.3(a) hereof are determined from time to time.

            2.4  Making of Loans

                    (a)    Except as set forth in Sections 2.18 and 2.26, Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or LIBO Loans as the Lead Borrower on behalf of the Borrowers may request subject to and in accordance with this Section 2.4, provided that all Swingline Loans shall be only Prime Rate Loans. All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office (or transfer its Loans to another lending office) which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.25. Subject to the other provisions of this Section 2.4 and the provisions of Section 2.26, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than fifteen (15) Borrowings of LIBO Loans may be outstanding at any time.

                    (b)    The Lead Borrower shall give the Administrative Agent (i) in the case of each LIBO Borrowing, at least three (3) Business Days', and (ii) in the case of each Borrowing of Prime Rate Loans on the date of the requested Borrowing, prior irrevocable written notice of borrowing (which may be by electronic transmission) delivered to the Administrative Agent in the form attached hereto as Exhibit F Any such notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon., Boston time, on the third Business Day in the case of LIBO Loans prior to the date, and on the same Business Day in the case of Prime Rate Loans, on which such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of LIBO Loans) and the date thereof (which shall be a Business Day). Unless otherwise directed in such notice and so long as no Cash Dominion Event has occurred and is continuing, the proceeds of Loans shall be credited to Account No. 5045183372 maintained by the Borrowers with Bank of America. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the

Administrative Agent at 40 Broad Street, Boston, Massachusetts 02109, no later than 3:00 p.m., Boston time, in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 3:00 p.m., Boston time.

                    (c)    The Administrative Agent, without the request of the Lead Borrower, may, to the extent not timely paid, advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from any Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower in writing of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent's rights and each Borrower's obligations under Section 2.4(a). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.4(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

            2.5  Overadvances. The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit or Acceptance if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

            2.6  Swingline Loans.

                    (a)    The Swingline Lender is authorized by the Lenders and shall, subject to the provisions of this Section, make Swingline Loans up to $35,000,000 in the aggregate outstanding at any time (which requests for Borrowings of Swingline Loans shall be in minimum integrals of $500,000) consisting only of Prime Rate Loans, upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender's discretion, may be submitted prior to 1:00 p.m., Boston time, on the Business Day on which such Swingline Loan is requested). Swingline Loans shall be subject to periodic settlement with the Lenders under Section 2.8 below.

                    (b)    Swingline Loans may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender shall, at the Lead Borrower's request, make Swingline Loans in reliance upon the Borrowers' actual or deemed representations under Section 4.2, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances. If the conditions for borrowing under Section 4.2 cannot be fulfilled at the time of a requested Swingline Loan, the Lead Borrower shall give immediate notice thereof to the Administrative Agent and the Swingline Lender (a "Noncompliance Notice"), and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.2. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate outstanding amount of the Credit Extensions would exceed the lower of (i)(x) $350,000,000, or (y) such greater amount or lesser amount to which the Total Commitments have then been increased or decreased by the Borrowers pursuant to Sections 2.2 and/or 2.17 hereof, or (ii) the then amount of the Borroing Base.

            2.7  Letters of Credit and Acceptances.

                    (a)    Letters of Credit Issued and Acceptances Created.

            (i)    Letters of Credit Issued and Acceptances Created by the Lead Issuing Bank. Subject to the terms and conditions of this Agreement, if requested by the Lead Borrower on behalf of the Borrowers, the Lead Issuing Bank agrees to issue one or more Commercial Letters of Credit or Standby Letters of Credit and one or more Acceptances, in each case denominated in Dollars, Canadian Dollars or Euros (it being agreed and understood that an Acceptance may be rejected for payment by the Lead Issuing Bank as an Acceptance Lender if it is not in compliance with any underlying application, agreement, or Letter of

Credit relating thereto) for the account of any of the Borrowers (whether one or more) or in support of an obligation of any Loan Party or any of the Borrowers' Subsidiaries which are not Loan Parties, in each case at any time and from time to time after the date hereof and prior to the Termination Date.

            (ii)  Letters of Credit Issued and Acceptances Created by other Issuing Banks. Subject to the terms and conditions of this Agreement, if requested by the Lead Borrower on behalf of the Borrowers, any other Issuing Bank and Acceptance Lender selected by the Lead Borrower may in its discretion issue one or more Commercial Letters of Credit or Standby Letters of Credit and one or more Acceptances (it being agreed and understood that an Acceptance may be rejected for payment by an Acceptance Lender if it is not in compliance with any underlying application, agreement, or Letter of Credit relating thereto) denominated in any currency as may be requested by the Lead Borrower for the account of any of the Borrowers (whether one or more) or in support of an obligation of any Loan Party or any of the Borrowers' Subsidiaries which are not Loan Parties, in each case at any time and from time to time after the date hereof and prior to the Termination Date.

            (iii)  In General. No Letter of Credit or Acceptance shall be issued if after giving effect to such issuance (A) the aggregate Letter of Credit Outstandings shall exceed $100,000,000, or (B) the aggregate Credit Extensions would exceed the limitation set forth in Section 2.1(a)(i); and provided, further, that no Letter of Credit or Acceptance shall be issued if the applicable Issuing Bank or Acceptance Lender shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met. Any Issuing Bank or Acceptance Lender (in each case, other than the Lead Issuing Bank or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit and Acceptances issued on the prior Business Day by such Issuing Bank or Acceptance Lender, as the case may be.

                    (b)    Each Standby Letter of Credit shall expire no later than the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten (10) Business Days prior to the Maturity Date, provided that each Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is ten (10) Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

                    (c)    Each Commercial Letter of Credit shall expire no later than the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is ten (10) Business Days prior to the Maturity Date; provided that the applicable Borrower may request that the applicable Issuing Bank issue a Commercial Letter of Credit with an expiration date after the Maturity Date, provided further that with respect to any such Commercial Letter of Credit, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of each such Letter of Credit Outstandings thirty (30) days prior to the Maturity Date.

                    (d)    Each Acceptance shall expire no later than the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Acceptance and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that the applicable Borrower may request that the Acceptance Lender issue an Acceptance with an expiration date after the Maturity Date, provided further that with respect to any such Acceptance, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of each such Acceptance Letter of Credit Outstandings thirty (30) days prior to the Maturity Date.

                    (e)    Drafts drawn under any Letter of Credit or Acceptance shall be reimbursed by the Borrowers by paying to the Administrative Agent an amount equal to such drawing (together with interest as provided in Section 2.7(g)) not later than 1:00 p.m., Boston time, on the Business Day immediately following the day that the Lead Borrower receives notice of such drawing, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.4 that such payment be financed with a Revolving Loan consisting of a Prime Rate Loan, or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The applicable Issuing Bank or Acceptance Lender, as applicable, shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit or an Acceptance. The applicable Issuing Bank or Acceptance Lender, as applicable, shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank or Acceptance Lender, as applicable, has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank or Acceptance Lender and the Lenders with respect to any such payment.

                    (f)    If an Issuing Bank shall make any L/C Disbursement or an Acceptance Lender shall make any disbursement pursuant to an Acceptance, then, unless the Borrowers shall reimburse such Issuing Bank or Acceptance Lender, as applicable, in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from the including the date such payment is made to but excluding the date that the Borrowers reimburse such Issuing Bank or Acceptance Lender, as applicable, therefor, at the rate per annum then applicable to Prime Rate Loans, provided that if the Borrowers fail to reimburse such Issuing Bank or Acceptance Lender, as applicable, when due pursuant to paragraph (e) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing

Bank or Acceptance Lender, as applicable, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (h) of this Section to reimburse such Issuing Bank or Acceptance Lender, as applicable, shall be for the account of such Lender to the extent of such payment.

                    (g)    Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof) or the issuance of any Acceptance by an Acceptance Lender (or the amendment of an Acceptance increasing the amount thereof), and without any further action on the part of such Issuing Bank or Acceptance Lender, such Issuing Bank or Acceptance Lender, as applicable, shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank or Acceptance Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Commitment Percentage, in such Letter of Credit or Acceptance, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 2.2, 2.17, and/or 9.5, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders and any Additional Commitment Lender. Any action taken or omitted by such Issuing Bank or Acceptance Lender under or in connection with a Letter of Credit or Acceptance, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for such Issuing Bank or Acceptance Lender, as applicable, any resulting liability to any Lender.

                    (h)    In the event that an Issuing Bank makes any L/C Disbursement or an Acceptance Lender makes any disbursement pursuant to an Acceptance, and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank or Acceptance Lender, as applicable, pursuant to Section 2.7(e), such Issuing Bank or Acceptance Lender, as applicable, shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank or Acceptance Lender, as applicable, the amount of such Lender's Commitment Percentage of such unreimbursed payment and in same day funds. If such Issuing Bank or Acceptance Lender, as applicable, so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 12:00 noon, Boston time, on any Business Day, each such Lender shall make available to such Issuing Bank or Acceptance Lender, as applicable, such Lender's Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 12:00 noon., Boston time on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to such Issuing Bank or Acceptance Lender, as applicable, such Lender agrees to pay to such Issuing Bank or Acceptance Lender, as applicable, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank or Acceptance Lender, as applicable, at the Federal Funds Effective Rate. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.1 or 2.7, or the occurrence of the Termination Date. The failure of any Lender to make available to such Issuing Bank or Acceptance Lender, as applicable, its Commitment Percentage of any payment under any Letter of Credit or Acceptance shall neither relieve any Lender of its obligation hereunder to make available to such Issuing Bank or Acceptance Lender, as applicable, its Commitment Percentage of any payment under any Letter of Credit or Acceptance on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to any Issuing Bank or Acceptance Lender, as applicable, in respect of any reimbursement obligation for any Letter of Credit or Acceptance, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

                    (i)    Whenever the Borrowers desire that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) or that an Acceptance Lender issue an Acceptance (or the amendment, renewal or extension of an outstanding Acceptance), the Lead Borrower shall give to such Issuing Bank or Acceptance Lender, as applicable, and the Administrative Agent at least three (3) Business Days' prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by such Issuing Bank or Acceptance Lender, as applicable and Lead Borrower) specifying the date on which the proposed Letter of Credit or Acceptance is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit or Acceptance so requested, the expiration date of such Letter of Credit or Acceptance, the name and address of the beneficiary thereof, and the provisions thereof. If requested by such Issuing Bank or Acceptance Lender, as applicable, the Borrowers shall also submit a letter of credit application on such Issuing Bank's or Acceptance Lender's, as applicable, standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit or Acceptance.

                    (j)    The obligations of the Borrowers to reimburse the applicable Issuing Bank for any L/C Disbursement and the applicable Acceptance Lender for any disbursement pursuant to an Acceptance shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit or Acceptance; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or Acceptance or against such Issuing Bank or Acceptance Lender, as applicable, or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit or Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank or Acceptance Lender, as applicable, of any Letter of Credit or Acceptance against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or Acceptance; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers' obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Lenders, the Issuing Banks, the Acceptance Lenders or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or Acceptance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or Acceptance (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank or Acceptance Lender, provided that the foregoing shall not be construed to excuse such Issuing Bank or Acceptance Lender, as applicable, from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such Issuing Bank's or Acceptance Lender's, as applicable, failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit or Acceptance comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank or Acceptance Lender, as applicable (as finally determined by a court of competent jurisdiction), such Issuing Bank or Acceptance Lender, as applicable, shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit or Acceptance, the applicable Issuing Bank or Acceptance Lender, as applicable, may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit or Acceptance.

                    (k)    If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Lead Borrower and at the Borrowers' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the applicable Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement.

                    (l)    The Borrowers, the Administrative Agent and the Lenders agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by the Issuing Bank, and the Existing Acceptances shall be deemed Acceptances hereunder as if issued by an Acceptance Lender.

                    (m)    For purposes of calculating the outstanding Credit Extensions, the Administrative Agent shall, monthly or more frequently in the Administrative Agent's sole discretion, make the necessary exchange rate calculations for any Letters of Credit denominated in currency other than Dollars, to determine whether any such excess exists on such date.

                    (n)    All reimbursements to be made by the Loan Parties with respect to Letters of Credit shall be made in Dollars or in such other currency as the Letter of Credit is denominated. All participations in Letters of Credit by the Lenders shall be made in such currency as the Letter of Credit is denominated or in the Dollar Equivalent thereof.

            2.8  Settlements Amongst Lenders. The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender's Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.6, which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received at or prior to 1:00 p.m., Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if the request therefor is received after 1:00 p.m., Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative

Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

                    (b)    The amount of each Lender's Commitment Percentage of outstanding Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Administrative Agent as of 3:00 p.m., Boston time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the "Settlement Date").

                    (c)    The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement: each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender's applicable Commitment Percentage of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received at or prior to 1:00 p.m., Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if received after 1:00 p.m., Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

            2.9  Notes; Repayment of Loans.

                    (a)    The Loans made by each Lender (and to the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrowers, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable, payable to the order of each such Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender's Commitment (or, in the case of the Note evidencing the Swingline Loans, $35,000,000).

                    (b) Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

                    (c)    Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender's Note and an indemnity in form and substance reasonably satisfactory to the Lead Borrower, and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

            2.10  Interest on Loans.

                    (a)    Subject to Section 2.11, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.

                    (b)    Subject to Section 2.11, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

                    (c)    Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).

            2.11  Default Interest. Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days) equal to the rate (including the Applicable Margin for Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

            2.12  Certain Fees. The Borrowers shall pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

            2.13  Commitment Fee. Each Lender shall be paid the Line Fee at the times and in the manner set forth below. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, a commitment fee (the "Commitment Fee") computed at a rate of 0.30% per annum (on the basis of actual days elapsed in a year of 365/366 days), of the average daily balance of the Unused Commitment for each day commencing on and including the Closing Date and ending on but excluding the Termination Date:

            The Commitment Fee so accrued in any calendar quarter shall be payable on the first day of each January, April, July, and October, in arrears, commencing October 1, 2004, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date. If the Commitment Fee actually paid by the Borrower is insufficient to pay the Line Fee due the Lenders, the deficiency shall be paid to the Lenders by the Swingline Lender from its own funds (and the Borrower shall have no liability with respect thereto). The Administrative Agent shall pay the Commitment Fee (and any amounts payable by the Swingline Lender hereunder) to the Lenders based upon their Commitment Percentages of the aggregate Line Fee due to all Lenders; provided that for purposes of calculating the share of any Person which is both the Swingline Lender and a Lender, such Person's share shall be equal to the difference between (i) such Person's Commitment, and (ii) the sum of (A) such Person's Commitment Percentage of the principal amount of Revolving Loans then outstanding (including the principal amount of Swingline Loans then outstanding), and (B) such Person's Commitment Percentage of the then Letter of Credit Outstandings.

            2.14  Letter of Credit Fees The Borrowers shall pay the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Percentages, on the first day of each January, April, July and October, in arrears, a fee (each, a "Letter of Credit Fee") equal to the following per annum percentages multiplied by the face amount of each of the following categories of Letters of Credit outstanding during the subject quarter:

(i)    Each Standby Letter of Credit: At the then Applicable Margin per annum for LIBO Loans.

(ii)    Each Commercial Letter of Credit: At the then Applicable Commercial Letter of Credit Fee.

(iii)    After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee set forth in clauses (i) and (ii) above, shall be increased by an amount equal to two percent (2%) per annum.

                    (b)    The Borrowers shall pay to the applicable Issuing Bank, in addition to the Letter of Credit Fees otherwise provided for hereunder, fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank in the amounts as such Issuing Bank and the Lead Borrower may agree.

                    (c)    All Letter of Credit Fees shall be calculated on the basis of a 365/366-day year and actual days elapsed.

            2.15  Acceptance Fee. Subject to Section 9.14, the Borrowers agree to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Commitment Percentages, for each Acceptance, a fee (the "Acceptance Fee") equal to the Acceptance Fee Percentage, multiplied by the face amount of each Acceptance, plus all reasonable out-of-pocket costs, fees, and expenses incurred by the Acceptance Lender in connection with the application for, processing of, issuance of, or amendment to any Acceptance. The Acceptance Fee shall be payable in arrears on the first day of each January, April, July, and October and on the Termination Date for any three (3) month period, or shorter period if calculated for the period beginning on the Closing Date or for such period ending on the Termination Date, in which an Acceptance was issued and/or in which an Acceptance remained outstanding. After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Acceptance Fee shall be increased by an amount equal to two percent (2%) per annum Subject to Section 9.14, the Acceptance Fee shall be computed on the basis of a 365/366 day year (as applicable) for the actual number of days elapsed.

            2.16  Nature of Fees. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Banks, the Acceptance Lenders and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

            2.17  Termination or Reduction of Commitments. Upon at least ten (10) Business Days' prior written notice to the Administrative Agent, the Lead Borrower may at any time in whole permanently terminate the Total Commitments. In addition, upon at least five (5) Business Days' prior written notice to the Administrative Agent, the Lead Borrower may at any time in part permanently reduce the Total Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any multiple of $5,000,000, provided that the Total Commitments may in no event be reduced to less than $200,000,000. Each such reduction or termination shall (i) be applied ratably to the Commitment of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrowers shall pay to the Administrative Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Total Commitments so terminated or reduced through the date thereof, (ii) any amount by which the Credit Extensions outstanding on such date exceed the amount to which the Total Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (iii) any Breakage Costs, if applicable.

            2.18  Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Borrowing:

                    (a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                    (b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter (but in any event, within two (2) Business Days) and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

            2.19  Conversion and Continuation of Loans. The Lead Borrower on behalf of the Borrowers shall have the right at any time,

                    (a)    on three (3) Business Days' prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon, Boston time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Prime Rate Loans (but in no event Swingline Loans) to Borrowings of LIBO Loans, or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period,

                    (b)    on one Business Day's irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon, Boston time, on the date of any conversion), to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans,

            subject to the following:

            (i)    without the consent of the Required Lenders, no Borrowing of Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

            (ii)    if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;
            (iii)    the aggregate principal amount of Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000;

            (iv)    each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Loan being so converted;

            (v)    the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continued Borrowing, as the case may be;

            (vi)    a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;

            (vii)    each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

            (viii)    no more than fifteen (15) Borrowings of LIBO Loans may be outstanding at any time.

            If the Lead Borrower does not give notice to convert any Borrowing of Prime Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans at the expiration of the then current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

            2.20  Mandatory Prepayment; Cash Collateral; Commitment Termination. The outstanding Obligations shall be subject to mandatory prepayment as follows:

                    (a)    If at any time the amount of the Credit Extensions exceeds the lower of (i) the then amount of the Total Commitments, and (ii) the then amount of the Borrowing Base, the Borrowers will immediately upon notice from the Administrative Agent (which may be given by the Administrative Agent in its discretion and shall be given by the Administrative Agent upon the request of the Required Lenders) (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 105% of the Letters of Credit Outstanding. Without in any way limiting the foregoing, the Administrative Agent shall, weekly or more frequently in the Administrative Agent's Permitted Discretion, make the necessary exchange rate calculations with respect to Letters of Credit denominated in a currency other than Dollars, to determine whether any excess exists on such date.

                    (b)    To the extent required pursuant to Section 2.23, the Revolving Loans shall be repaid daily in accordance with the provisions of said Section 2.23.

                    (c)    Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.20 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all "Breakage Costs" (as defined below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor and such LIBO Loans shall continue to bear interest at the rate set forth in Section 2.10 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents' rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBOLoans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full). Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

                    (d)    All amounts required to be applied to all Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender's Commitment Percentage.

                    (e)    Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.

            2.21  Optional Prepayment of Loans; Reimbursement of Lenders. The Borrowers shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two Business Days' prior written, telex or facsimile notice to the Administrative Agent prior to 12:00 noon, Boston time, and (y) with respect to Prime Rate Loans, upon written, telex or facsimile notice to the Administrative Agent prior to 12:00 noon, Boston time, on the date of prepayment, subject to the following limitations:

            (i)    All prepayments under this Section 2.21 shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Loans ratably in accordance with each Lender's Commitment Percentage, and third, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 105% of all Letter of Credit Outstandings.

            (ii)    Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.21 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all "Breakage Costs" (as defined below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full).

            (iii)    Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
                    (b)    The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.4 in respect of LIBO Loans, such Loans are not borrowed on the first day of the Interest Period specified in such notice of borrowing for any reason. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a LIBO Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, "Breakage Costs"). Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

                    (c)    In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.21(a), the Borrowers on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

                    (d)    Whenever any partial prepayment of Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

            2.22  Maintenance of Loan Account; Statements of Account. The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the "Loan Account") which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers' account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

                    (b)    The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or otherwise for the Borrowers' account, including all amounts received in the B of A Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in Section 2.24(a).

                    (c)    After the end of each month, (i) each Lender shall furnish a written statement to the Administrative Agent and the Lead Borrower setting forth the amount of obligations due to such Lender or its Affiliate (other than customary fees and expenses charged in the ordinary course) on account of Bank Products as of such month end, and (ii) the Administrative Agent shall send to the Lead Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month (other than on account of Bank Products). The monthly statements shall, absent manifest error, be an account stated, which is presumptively correct unless the Lead Borrower provides the Administrative Agent with a written objection to any such statement within twenty (20) days of receipt of such statement, which written objection shall state with particularity the reason for such objection.

            2.23  Cash Receipts.

                    (a)    The Collateral Agent shall maintain account number 5045183372 at Bank of America (the "B of A Concentration Account"). Subject to the rights of the Loan Parties set forth below during any period during which no Cash Dominion Event has occurred and is continuing, the B of A Concentration Account is and shall remain, under the sole dominion and control of the Collateral Agent. The Loan Parties may maintain one or more disbursement accounts (the "Disbursement Accounts") to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder. Notwithstanding anything in any Loan Document to the contrary, so long as the Obligations have not been accelerated, no Disbursement Accounts, DDAs maintained by any Loan Party in Canada nor credit card processing accounts maintained by any Loan Party in Canada shall be subject to a Blocked Account Agreement or subject to the dominion and control of the Administrative Agent.

                    (b)    All cash receipts and other proceeds from the sale or disposition of any Collateral relating to the Loan Parties' operations in the United States of America, including, without limitation, the proceeds of all credit card charges (all such cash receipts and proceeds, "Cash Receipts") shall be deposited into one or more DDAs established for the account of the applicable Loan Party in the United States of America. Notwithstanding the foregoing, Cash Receipts from the Loan Parties' wholesale operations in the United States of America (whether received in a lockbox or otherwise) shall, promptly on receipt, be deposited directly in or transferred by ACH or wire transfer to the B of A Concentration Account or a Blocked Account.

            (i)    Except as otherwise provided in subsection (e) below (relating to Canadian Cash Receipts), so long as no Cash Dominion Event has occurred and is continuing:

            (ii)    the Loan Parties may direct, and shall have sole control over, the manner of disposition of its funds in the DDA Accounts, the Blocked Accounts, the B of A Concentration Account and each Disbursement Account and may close or change the services provided in respect of DDA Accounts, Blocked Accounts and Disbursement Accounts, provided that in the case of a closure of a Blocked Account, the funds on deposit therein shall be transferred to another Blocked Account or the B of A Concentration Account; and the Loan Parties shall cause the ACH or wire transfer of all available and collected Cash Receipts in each such DDA to a Blocked Account or the B of A Concentration Account not less frequently than each Business Day, provided that (A) to the extent that on any Business Day technical problems prevent any such ACH or wire, such funds shall be transferred on the next following Business Day on which technical problems do not prevent such transfer and (B) notwithstanding the foregoing, the Loan Parties need not cause the ACH or wire transfer from a DDA to a Blocked Account or the B of A Concentration Account such reasonable amount (based upon prior business practices of the Borrowers but in no event to exceed $50,000.00 or such higher amount as the Administrative Agent in its Permitted Discretion determines) as is necessary or appropriate to cover dishonored checks, credit card chargebacks, bank fees and similar charges, in each case in the ordinary course of business.

                    (d)    Except as otherwise provided in subsection (e) below (relating to Canadian Cash Receipts), after the occurrence and during the continuation of a Cash Dominion Event:
            (i)    at the request of Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (A) a list of all present DDAs maintained by the Loan Parties, which list includes, with respect to each depository (1) the name and address of that depository; (2) the account number(s)

maintained with such depository; and (3) to the extent known, a contact person at such depository (the "DDA List"), and (B) deliver to the Administrative Agent notifications (the "Credit Card Notifications") substantially in the form of Exhibit G hereto (or such other form as may be reasonably satisfactory to the Administrative Agent) executed on behalf of the Loan Parties with each of the Loan Parties' major credit card processors;

            (ii)    (x) no Borrower shall have any access to or right of withdrawal from the B of A Concentration Account, (y) upon notice to a Blocked Account Bank, no Borrower shall have any access to or right of withdrawal from the Blocked Accounts maintained with such Blocked Account Bank, and (z) the funds on deposit in the B of A Concentration Account shall continue to be collateral security for all of the Obligations and shall be applied as provided in Section 2.24;

            (iii)    upon the Administrative Agent's instruction, the Loan Parties shall cause the ACH or wire transfer to any Blocked Account or the B of A Concentration Account (whether or not there is then an outstanding balance in the Loan Account, unless the Commitments have been terminated hereunder and the Obligations have been paid in full) of all available and collected Cash Receipts in each such DDA, provided that (i) the Administrative Agent shall not require more than one such transfer each day, (ii) to the extent that on any Business Day technical problems prevent any such ACH or wire, such funds shall be transferred on the next following Business Day on which technical problems do not prevent such transfer and (iii) notwithstanding the foregoing, the Loan Parties need not cause the ACH or wire transfer from a DDA to a Blocked Account or the B of A Concentration Account such reasonable amount (based upon prior business practices of the Borrowers but in no event to exceed $50,000.00 or such higher amount as the Administrative Agent in its Permitted Discretion determines) as is necessary or appropriate to cover dishonored checks, credit card chargebacks, bank fees and similar charges, in each case in the ordinary course of business; and

                    (iv)    in the event that, notwithstanding the provisions of this Section 2.23, the Loan Parties receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Loan Parties for the Administrative Agent and shall not be commingled with any of the Loan Parties' other funds or deposited in any account of any Loan Party other than as instructed by the Administrative Agent.

                    (e)    The provisions of this subsection (e) shall apply to Cash Receipts from Canadian operations and DDAs and Blocked Accounts maintained by the Loan Parties in

Canada and subsections (a) through (d) hereof (other than subsection (d)(i)) shall not apply to such Canadian Cash Receipts, DDAs and Blocked Accounts.

            (i)    All Cash Receipts relating to the Loan Parties' operations in Canada shall be deposited into one or more DDAs established for the account of the applicable Loan Party in Canada, provided that Cash Receipts from the Loan Parties' wholesale operations in the Canada (whether received in a lockbox or otherwise) shall, promptly on receipt, be deposited directly in or transferred by ACH or wire transfer to the Blocked Account of the Loan Parties maintained in Canada.

            (ii)    Subject to Section 5.16, so long as the Obligations have not been accelerated:

            (A)    the Loan Parties may direct, and shall have sole control over, the manner of disposition of its funds in the Canadian DDA Accounts, the Canadian Blocked Accounts and each Canadian Disbursement Account; and

            (B)    the Loan Parties shall cause the wire transfer of all available and collected Canadian Cash Receipts in each such Canadian DDA to a Canadian Blocked Account not less frequently than once each week (or with such greater frequency as the Administrative Agent in its Permitted Discretion may require), provided that (i) to the extent that on any Business Day technical problems prevent any such ACH or wire, such funds shall be transferred on the next following Business Day on which technical problems do not prevent such transfer and (ii) notwithstanding the foregoing, the Loan Parties need not cause the wire transfer from a Canadian DDA to a Canadian Blocked Account such reasonable amount (based upon prior business practices of the Borrowers but in no event to exceed $50,000.00 or such higher amount as the Administrative Agent in its Permitted Discretion determines) as is necessary or appropriate to cover dishonored checks, credit card chargebacks, bank fees and similar charges, in each case in the ordinary course of business.

            (iii)    Subject to Section 5.16, on and after the date on which the Obligations have been accelerated:
            (A)    upon notice to a Canadian Blocked Account Bank (which the Agents agree not to give unless the Obligations have been accelerated), no Loan Party shall have any access to or right of withdrawal from the Canadian Blocked Accounts maintained with such Canadian Blocked Account Bank; and

            (B)     in the event that, notwithstanding the provisions of this Section 2.23(e), the Loan Parties receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Loan Parties for the Administrative Agent and shall not be commingled with any of the Loan Parties' other funds or deposited in any account of any Loan Party other than as instructed by the Administrative Agent.

            2.24  Application of Payments. (a) Upon either (i) the occurrence of a Cash Dominion Event or (ii) the occurrence of an Event of Default and acceleration of the time for payment of the Obligations, all amounts received in the B of A Concentration Account from any source, including the Blocked Account Banks, and other amounts received by the Administrative Agent, shall be applied, on the day of receipt, in the following order: first, to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Issuing Banks, the Acceptance Lenders and the Collateral Agent (other than those relating solely to Bank Products); second, to pay interest due and payable on Credit Extensions; third, to repay outstanding Swingline Loans; fourth, to repay other outstanding Revolving Loans that are Prime Rate Loans and all outstanding reimbursement obligations under Letters of Credit and Acceptances; fifth, to repay outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.21(b) or, at the Lead Borrower's option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor; sixth, if an Event of Default then exists and is continuing, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 105% of all Letter of Credit Outstandings; seventh, to pay all other Obligations that are then outstanding and then due and payable, including without limitation, all Obligations arising out of any Bank Products provided by any Lender or its Affiliate. If all amounts set forth in clauses first through and including seventh above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall promptly be released to the Borrowers upon the request of the Lead Borrower.

            (b)    All credits against the Obligations shall be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Banks, the Acceptance Lenders and the Lenders against all claims and losses resulting from such dishonor or return.

            2.25  Increased Costs

                    (a)    If any Change in Law shall:

            (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank or Acceptance Lender; or

            (ii)    impose on any Lender or any Issuing Bank or Acceptance Lender or the London interbank market any other condition affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or Acceptance or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or Acceptance Lender of participating in, issuing or maintaining any Letter of Credit or Acceptance or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank or Acceptance Lender hereunder (whether of principal, interest or otherwise) other than Taxes, which shall be governed by Section 2.28 hereof, then the Borrowers will pay to such Lender, Issuing Bank or Acceptance Lender, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or Acceptance Lender, as the case may be, for such additional costs incurred or reduction suffered.

                    (b)    If any Lender, Issuing Bank or Acceptance Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's, Issuing Bank's or Acceptance Lender's capital or on the capital of such Lender's, Issuing Bank's or Acceptance Lender's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Acceptances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, or the Acceptances issued by such Acceptance Lender, to a level below that which such Lender, Issuing Bank or Acceptance Lender or such Lender's, Issuing Bank's or Acceptance Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's, Issuing Bank's or Acceptance Lender's policies and the policies of such Lender's, Issuing Bank's or Acceptance Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, Issuing Bank or Acceptance Lender, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or Acceptance Lender or such Lender's, Issuing Bank's or Acceptance Lender's holding company for any such reduction suffered.

                    (c)    A certificate of a Lender, Issuing Bank or Acceptance Lender setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or Acceptance Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, Issuing Bank or the Acceptance Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

                    (d)    Failure or delay on the part of any Lender, Issuing Bank or Acceptance Lender to demand compensation pursuant to this Section within ninety (90) days of the effective date of the relevant Change in Law shall constitute a waiver of such Lender's, Issuing Bank's or Acceptance Lender's right to demand such compensation.

            2.26  Change in Legality

                    (a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Lead Borrower, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

                    (b)    or purposes of this Section 2.26, a notice to the Lead Borrower by any Lender pursuant to paragraph (a) above shall be effective, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

            2.27  Payments; Sharing of Setoff. The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest,

fees or reimbursement of drawings under Letters of Credit or Acceptances, or of amounts payable under Sections 2.21(b), 2.25 or 2.28, or otherwise) prior to 2:00 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 40 Broad Street, Boston, Massachusetts, except payments to be made directly to the applicable Issuing Bank or Acceptance Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.21(b), 2.25, 2.28 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document (other than payments with respect to LIBO Borrowings) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars (except that drawings under Letters of Credit shall be reimbursed in the same currency as such Letter of Credit was denominated).

                    (b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied ratably among the parties entitled thereto in accordance with the provisions of Section 2.24(a) hereof or Section 6.2 of the Security Agreement, as applicable.

                    (c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit, Acceptances or Swingline Loans resulting in such Lender's receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit, Acceptances and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit, Acceptances and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit, Acceptances and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit or Acceptances to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

                    (d)    Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank or Acceptance Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank or Acceptance Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank or Acceptance Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank or Acceptance Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                    (e)    If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under this Agreement until all such unsatisfied obligations are fully paid.

            2.28  Taxes.

                    (a)    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agents, any Lender, Issuing Bank or Acceptance Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

                    (b)    In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

                    (c)    The Borrowers shall indemnify the Agents, each Lender, each Issuing Bank and each Acceptance Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender, Issuing Bank, or Acceptance Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, such Issuing Bank, an Acceptance Lender, or by any Agent on its own behalf or on behalf of a Lender, an Issuing Bank or an Acceptance Lender setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

                    (d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e)    Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Lead Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender's claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Foreign Lender delivers a Form W-8BEN, a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming complete exemption from or reduced rate of, United States federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for "portfolio interest" certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a "

New Lending Office"). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.28(e), a Foreign Lender shall not be required to deliver any form pursuant to this 2.28(e) that such Foreign Lender is not legally able to deliver.

                    (f)    The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of United States federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender's expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

            2.29   Security Interests in Collateral. . To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers shall grant, and shall cause each Facility Guarantor to grant to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, a first-priority security interest in all of the Collateral pursuant hereto and to the Security Documents.

            2.30   Mitigation Obligations; Replacement of Lenders.

                    (a)    If any Lender requests compensation under Section 2.25, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.28, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.25 or 2.28, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

                    (b)    If any Lender requests compensation under Section 2.25, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.28, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.5), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) except in the case of an assignment to another Lender, the Borrowers shall have received the prior written consent of the Administrative Agent, the Lead Issuing Bank, each other Lender which is then an Issuing Bank, and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit, Acceptances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.25 or payments required to be made pursuant to Section 2.28, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

            3.   REPRESENTATIONS AND WARRANTIES. . Each Loan Party, jointly and severally, represents and warrants to the Agents and the Lenders that:

            3.1   Organization; Powers, . Each Loan Party is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each such Person has all requisite power and authority to carry on its business as now conducted, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.1 sets forth, as of the Closing Date, each Loan Party's legal name as it appears in the official filings in its state of organization, its state of organization, organization type, organization number, if any issued by its state of organization, and its federal employer identification number.

            3.2   Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party's corporate or limited liability company powers and have been duly authorized by all necessary corporate, membership and other action. This Agreement and the other Loan Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            3.3   Governmental Approvals; No Conflicts. . The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those which could not be reasonably be expected to have a Material Adverse Effect, and (iii) for filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the Charter Documents of any Loan Party or any order of any Governmental Authority, except for such violation which could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or their respective assets, except for such violation or default which could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by any Loan Party in excess of $5,000,000, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.

            3.4   Financial Condition. The Lead Borrower has heretofore furnished to the Lenders (a) its Form 10-K containing the Consolidated balance sheet, and statements of earnings, shareholders' equity, and cash flows for the Lead Borrower and its Subsidiaries as of and for the Fiscal Year ending January 31, 2004, and (b) its Form 10-Q containing the Consolidated balance sheet, and statements of earnings, and cash flows for the Lead Borrower and its Subsidiaries as of and for the Fiscal Quarter ending May 1, 2004. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries, in each case, as of such dates and for such periods on a Consolidated basis in accordance with GAAP, subject, in the case of the Fiscal Quarter financial statements, to year end audit adjustments and the absence of footnotes. Since January 31, 2004, there have been no changes in the assets, liabilities, financial condition or business of the Lead Borrower and its Subsidiaries which has had a Material Adverse Effect.

            3.5   Properties.

                    (a)    Each Loan Party has good title to, or valid leasehold interests in, all of such Person's real and personal, moveable and immoveable, property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

                    (b)    Schedule 3.5(b) sets forth, as of May 29, 2004 (or any later date on which such Schedule is updated pursuant to Section 5.8 and such updated schedule is accepted pursuant to such Section) a complete and correct list of the address of all Real Estate that is owned by each Loan Party , all leases and subleases of real property by each Loan Party as lessee or sublessee, and all leases and subleases of real property by each Loan Party as lessor or sublessor. Each of the leases and subleases is valid and enforceable in accordance with its terms, and is in full force and effect and no default by any party to any such lease or sublease exists, except as could not reasonably be expected to result in a Material Adverse Effect. As of May 29, 2004 (or any later date on which such Schedule is updated pursuant to Section 5.8 and such updated schedule is accepted pursuant to such Section), each Loan Party has good and marketable title in fee simple to the Real Estate identified on Schedule 3.5(b) as owned by such Loan Party, or valid leasehold interests in all Real Estate designated therein as "leased" by such Loan Party, and each Loan Party has good and merchantable title or valid leasehold interests to all of its other property reflected on the most recent financial statements delivered to the Administrative Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except those permitted pursuant to Section 6.2 hereof.

            3.6   Litigation and Environmental Matters.

                    (a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any such Person (i)  as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.6) or (ii) that involve any of the Loan Documents.

                    (b)    Except for the matters set forth on Schedule 3.6, and except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of any Loan Party become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                    (c)    Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.6 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

            3.7   Compliance with Laws and Agreements, . Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable such Person or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

            3.8   Investment and Holding Company Status. . No Loan Party is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            3.9   Taxes, . Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien in excess of $5,000,000 has arisen, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            3.19   ERISA; Foreign Plans. Except as set forth on Schedule 3.10, no Loan Party is party to a Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of the Lead Borrower and its Subsidiaries on a Consolidated basis reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of the Lead Borrower and its Subsidiaries on a Consolidated basis reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

                    (b)    No Termination Event has occurred or is reasonably expected to occur. Each Foreign Plan is in compliance in all material respects with the laws and regulations applicable to such Foreign Plan and each Loan Party has satisfied all contribution obligations in all material respects with respect to such Foreign Plan (to the extent applicable). Each Foreign Plan and related funding arrangement that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate Governmental Authority (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status. No Foreign Plan has any liabilities in any material respect in excess of the current value of such Foreign Plan's assets, determined in accordance with the assumptions used for funding such Foreign Plan pursuant to reasonable accounting standards in accordance with applicable law. No Loan Party has incurred or reasonably expects to incur any material liability as a result of the termination or other insolvency of any Foreign Plan or any material liability which is not otherwise funded or satisfied with readily available assets set aside with respect to such Foreign Plan.

            3,11   Common Enterprise. . The successful operation and condition of each of the Loan Parties is dependent upon the continued successful performance of the functions of the group of Loan Parties as a whole and the successful operation of each Loan Party is dependent upon the successful performance and operation of each other Loan Party. Each of the Loan Parties expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit) directly and indirectly from successful operations of the Lead Borrower and each of the other Loan Parties. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit) directly and indirectly from the credit extended by the Lenders, the Issuing Banks and the Acceptance Lenders to the Loan Parties hereunder, both inn their separate capacities and as members of the group of companies. Each Loan Party has determined that the execution, delivery and performance of this Agreement and any other Loan Document to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interests.

            3.12   Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any such Person, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            3.13   Subsidiaries,  On and as of July 3, 2004, the authorized Capital Stock or other equity, and the number of issued and outstanding shares of Capital Stock or other equity, of the Borrowers and each other Loan Party is as described in Schedule 3.13. All such outstanding shares of Capital Stock or other equity of the Borrowers and each other Loan Party have been duly and validly issued, in compliance with all legal requirements relating to the authorization and issuance of shares of Capital Stock or other equity, and are fully paid and non-assessable.

There is no other Capital Stock or ownership interest of any class outstanding of the Borrowers or of any other Loan Party. Except as set forth on Schedule 3.13 or as otherwise permitted under this Agreement, none of the Loan Parties is party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities.

            3.14   Insurance. . Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each of such policies is in full force and effect. As of the Closing Date, all premiums in respect of such insurance that are due and payable have been paid.

            3.15   Labor Matters. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining agreement or other labor contract covering employees of any Loan Party, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of the Loan Parties, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or for any similar purpose except as could not reasonably be expected to result in a Material Adverse Effect, and (d) there is no pending or (to the best of any Loan Party's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or its employees except as could not reasonably be expected to result in a Material Adverse Effect.

            3.16   Certain Transactions.  Except as set forth on Schedule 3.16, none of the officers, partners, directors, or employees of any Loan Party is presently a party to any transaction with any other Loan Party or any Affiliate, officer or director that would be prohibited by Section 6.8.

            3.17   Restrictions on the Loan Parties, . No Loan Party is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that has or could reasonably be expected to have a Material Adverse Effect.

            3.18   Security Documents. . The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest and hypothec in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under any Applicable Law of the United States of America and any states thereof, including, without limitation, the applicable Uniform Commercial Code, and under any Applicable Law of Canada and any provinces thereof, including, without limitation, the PPSA and the Civil Code, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of "control", in each case, as applicable, with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, PPSA or Civil Code, the creation of a fully perfected first priority Lien on, and security interest and hypothec in, all right, title and interest of the Borrowers and each Facility Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law), except as permitted hereunder or under any other Loan Document, in each case to the extent that a security interest may be perfected by the filing of a financing statement or hypothec under the applicable Uniform Commercial Code, PPSA or Civil Code, or by obtaining "control".

            3.19   Federal Reserve Regulations.

                    (a)    No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

                    (b)    No part of the proceeds of any Loan or any Letter of Credit or Acceptance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

            3.20   Solvency. . The Loan Parties, taken as a whole, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

            3.21   Franchises, Patents, Copyrights, Etc. . Except as otherwise set forth on Schedule 3.21 hereto, each Loan Party owns, or is licensed to use, all franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits, and other intellectual property and rights in respect of the foregoing, necessary for the conduct of its business as substantially now conducted without known conflict or infringement with any rights of any other Person and, in each case, free of any Lien that is not a Permitted Encumbrance.

            3.22   DDAs, Credit Card Arrangements, Etc. . Schedule 3.22 sets forth, as of the Closing Date, a list of all (i) arrangements to which any Loan Party is a party with respect to the payment to any Borrower of the proceeds of all credit card charges for sales by such Loan Party in the United States of America and specifying whether a Credit Card Notification (or similar agreement entered into pursuant to the Existing Credit Agreement) with respect thereto is in effect on the Closing Date, (ii) Blocked Account Agreements entered into by a Loan Party (or similar agreements entered into pursuant to the Existing Credit Agreement) which are in effect on the Closing Date and (iii) Disbursement Accounts maintained by the Loan Parties as of the Closing Date.

            4.   CONDITIONS.

            4.1   Closing Date.

            The obligation of the Lenders to make the initial Loans and of the Issuing Banks to issue the initial Letters of Credit and of the Acceptance Lenders to issue the initial Acceptances is subject to the following conditions precedent:

                    (a)    The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

                    (b)    The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders on the Closing Date and dated the Closing Date) of each of (i) Bryan Cave LLP, special United States counsel to the Loan Parties, (ii) Lang Michener LLP, special Ontario counsel to Brown Canada, (iii) Deveau Lavoie, Bourgeois, Lalande & Associates, special Quebec counsel to Brown Canada, and (iv) Wolf, Block, Schorr and Solis-Cohen LLP, special Pennsylvania counsel to Brown Retail, substantially in the forms of Exhibit C, Exhibit C-1, Exhibit C-2, and Exhibit C-3, respectively, covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

                    ( c)    The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party (it being understood and agreed that each Loan Party will be required to deliver a good standing certificate from its jurisdiction of organization or formation, as well as a good standing certificate for each foreign jurisdiction where such Loan Party has qualified to do business since the closing of the Existing Credit Agreement), the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

                    (d)    The Agents shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on May 29, 2004, and executed by a Financial Officer of the Lead Borrower.

                    (e)    The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the solvency of the Loan Parties on a Consolidated basis, as of the Closing Date, and (ii) certifying that, as of the Closing Date, the representations and warranties made by the Borrowers in the Loan Documents are true and complete (other than representations and warranties that relate solely to an earlier date) and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of default.

                    (f)    All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents.

                    (g)    The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Loan Parties, and that there has been no material adverse change in the assets, business, operation, financial or other condition, or income of the Loan Parties, taken as a whole, since the date of the most recent financial information delivered to the Agents.

                    (h)    Except as set forth on Schedule 3.6, there shall not be pending any litigation or other proceeding, which, if adversely determined, (and a reasonable possibility of such adverse determination reasonably exists), could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

                    (i)    There shall not have occurred any default, nor shall any event exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any Material Indebtedness of any Loan Party.

                    (j)    The Collateral Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and with respect to any Loan Party located in or organized under the laws of Canada, all filings and recordations required by Requirements of Law of Canada (including, without limitation, under the PPSA and the Civil Code) in all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Collateral Agent's Lien in any Collateral located in Canada.

                    (k)    The Collateral Agent shall have received Blocked Account Agreements with the Blocked Account Banks (other than B of A) on or before the Closing Date.

                    (l)    All fees due at or immediately after the Closing Date and all reasonable costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents) shall have been paid in full, except that the fees and expenses of such counsel shall be paid on the earlier of the Closing Date or within three (3) Business Day after receipt of invoice therefor.

                    (m)    The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law, or (b) conflict with, or result in a default or event of default under, any material agreement of Borrowers or any other Loan Party, taken as a whole. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

                    (n)    No material changes in governmental regulations or policies affecting the Borrowers, the Agents or any Lender involved in this transaction shall have occurred prior to the Closing Date which could, individually or in the aggregate, materially adversely effect the transaction contemplated by this Agreement.

                    (o)    There shall be no Default or Event of Default on the Closing Date.

                    (p)    The Collateral Agent shall have received, and be satisfied with, evidence of the Borrowers' insurance, together with such endorsements as are required by the Loan Documents.

                    (q)    The Borrowers shall have paid all accrued and unpaid interest, fees, and expenses due under the Existing Credit Agreement to the Persons entitled thereto.

                    (r)    Assignments amongst the Lenders party to the Existing Credit Agreement and the Lenders party to this Agreement shall have been executed and delivered to the Administrative Agent to the extent deemed necessary by the Administrative Agent.

                    (s)    There shall not have occurred any disruption or material adverse change in the financial or capital markets in general that would, in the reasonable opinion of the Agents, have a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

                    (t)    There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit and the Acceptance Lenders to issue Acceptances hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 5:00 p.m., Boston time, on July 31, 2004, (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

            4.2   Conditions Precedent to Each Loan and Each Letter of Credit and Each Acceptance. . In addition to those conditions described in Section 4.1, the obligation of the

Lenders to make each Loan and of the Issuing Banks to issue each Letter of Credit and of the Acceptance Lenders to issue each Acceptance, is subject to the following conditions precedent:

                    (a)    Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Section 2.

                    (b)    Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit or Acceptance hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

                    (c)    No Default. On the date of, and after giving effect to, each Borrowing hereunder and the issuance of each Letter of Credit or Acceptance, the Borrowers shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

                    (d)    Borrowing Base Certificate. The Administrative Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Administrative Agent.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.2 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Borrowing Base. The conditions set forth in this Section 4.2 are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent in whole or in part without prejudice to the Administrative Agent or any Lender, including, without limitation, without prejudice to the Required Lenders' rights under Section 7.1 and 9.2 hereof.

            5,   AFFIRMATIVE COVENANTS, . Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit and Acceptances shall have expired or terminated and all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

            5.1   Financial Statements and Other Information, . The Lead Borrower will furnish to the Agents for delivery to the Lenders, each of the following, provided that the Lead Borrower need not furnish copies of information referred to in subsections (a), (b), (g) or (m) if on or before the applicable day set forth below, such information is available either on EDGAR or on the Lead Borrower's web site:

                    (a)    within ninety-five (95) days after the end of each Fiscal Year of the Lead Borrower and its Subsidiaries, a copy of its Form 10-K containing the Consolidated balance sheet and related statements of earnings, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by Ernst & Young, LLP or another independent public accountant of recognized national standing (without a "going concern" or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, and a written statement by such accountants to the effect that such accountants have reviewed this Agreement and that in auditing such Consolidated financial statements, nothing came to their attention to cause them to believe that the Loan Parties had failed to comply with the terms, covenants, provisions or conditions of this Agreement insofar as they relate to accounting matters, except for those described in reasonable detail in such statement;

                    (b)    within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its Form 10-Q containing the Consolidated balance sheet and related statements of earnings, and cash flows of the Lead Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, with comparative results to the same Fiscal Periods of the prior Fiscal Year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

                    (c)    within thirty (30) days after the end of each of fiscal month of the Lead Borrower and its Subsidiaries, if so requested by the Administrative Agent, Consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows of the Lead Borrower and its Subsidiaries, as of the end of and for such month and the elapsed portion of the Fiscal Year, with comparative results to the same Fiscal Periods of the prior Fiscal Year and to the Lead Borrower's and its Subsidiaries' budget for such Fiscal Year furnished pursuant to Section 5.1(e) hereof;

                    (d)    (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit E (a "Compliance Certificate") (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio and Capital Expenditures for such period (whether or not such are then required to be tested hereunder), and (iii) certifying that such financial statements present in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries in accordance with GAAP consistently applied for such period, subject, in the case of the quarterly statements, to normal year end audit adjustments and the absence of footnotes, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower's and its Subsidiaries' audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

                    (e)    no sooner than sixty (60) days and not less than thirty (30) days prior to the commencement of each Fiscal Year of the Loan Parties, a detailed preliminary Consolidated and consolidating budget by month for such Fiscal Year (including a projected Consolidated and consolidating balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year) and, within forty-five (45) days after the commencement of each such Fiscal Year, a final Consolidated and consolidating budget by month for such Fiscal Year;

                    (f)    within seventeen (17) days after the end of each month, a certificate in the form of Exhibit D (a "Borrowing Base Certificate") showing the Borrowing Base as of the close of business on the last day of the immediately preceding month, each such Borrowing Base Certificate to be certified as complete and correct on behalf of the Loan Parties by a Financial Officer of the Lead Borrower, provided, however, if and so long as a Cash Dominion Event exists, Administrative Agent may require that Borrowers furnish such Borrowing Base Certificate (showing the Borrowing Base as of the close of business on the last day of the immediately preceding week) weekly on Wednesday of each week ;

                    (g)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Lead Borrower or any other Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

                    (h)    the financial and collateral reports described on Schedule 5.1(h) hereto, at the times set forth in such Schedule;

                    (i)    with respect to each Permitted Acquisition, to the extent permitted by Applicable Law, as soon as available, but not less than ten (10) Business Days prior to the consummation of a Permitted Acquisition, written notice to the Administrative Agent of such Permitted Acquisition together with a copy of all business and financial information reasonably requested by the Administrative Agent and a certificate of a Financial Officer of the Lead

Borrower certifying (and showing the calculations therefor in reasonable detail) that the Pro Forma Fixed Charge Coverage Ratio is greater than 1.0:1.0 and the Pro Forma Conditions will be satisfied, and (ii) as soon as available the information provided to the board of directors of the Lead Borrower with respect to such Permitted Acquisition;

                    (j)    with respect to each Permitted Acquisition, to the extent permitted by Applicable Law, as soon as available, (i) copies of the most recent audited (if available), and if later, unaudited Consolidated financial statements of the Person which is the subject of the Permitted Acquisition, (ii) a description of the proposed Permitted Acquisition in such detail as the Administrative Agent may reasonably request, including copies of letters of intent and purchase and sale agreements or other acquisition documents executed in connection with the proposed Permitted Acquisition, (iii) an unaudited pro forma Consolidated balance sheet and income statement of the Loan Parties as of the end of the most recently completed fiscal quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of Excess Availability (as of the last day of each Fiscal Quarter) and the Fixed Charge Coverage Ratio for the subsequent four fiscal quarters period, and (iv) unaudited projections of balance sheets and income statements and related calculations for the following four fiscal quarters, assuming the Permitted Acquisition has closed;

                    (k)    notice of any intended (i) sale or other disposition of assets of any Loan Party permitted under Section 6.5(c), (d) and (e) hereof at least three (3) Business Days prior to the date of consummation such sale or disposition or (ii) incurrence of any Indebtedness permitted hereunder promptly following the incurrence of such Indebtedness;

                    (l)    within fifteen (15) days after receipt thereof, copies of all final (as distinguished from a preliminary or discussion draft) reports submitted to the Lead Borrower or any other Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties made by such accountants, including any management letter commenting on the Borrowers' internal controls submitted by such accountants to management in connection with their annual audit;

                    (m)    promptly after their preparation, copies of any and all proxy statements, financial statements (other than those described in subsections (a) and (b) hereof), and reports which the Lead Borrower makes available to its shareholders or any holder of any Indebtedness;

                    (n)    if requested by the Administrative Agent, promptly after filing with the IRS or any other applicable Governmental Authority, a copy of each tax return filed by any Loan Party;

                    (o)    within seventeen (17) days of the end of each fiscal month (unless specifically indicated otherwise), or more frequently if requested by the Administrative Agent, as of the preceding fiscal month end, in form reasonably satisfactory to the Administrative Agent: (a) a schedule of each Loan Party's Accounts created since the last such schedule; (b) an aging of each Loan Party's Accounts together with a reconciliation to the previous fiscal month end's accounts receivable balance of such Loan Party's Accounts and to its general ledger; (c) a summary aging by payee of each Loan Party's accounts payable; and (d) upon the Agent's request, a statement of the balance of each of the intercompany accounts of the Loan Parties; and

                    (p)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Lead Borrower or any other Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

            5.2   Notices of Material Events.  The Borrowers will, and will cause each other Loan Party to furnish to the Administrative Agent, the Lead Issuing Bank, the Acceptance Lenders, the Collateral Agent, and each Lender prompt written (except as provided in clause (e) below) notice of the following:

                    (a)    the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

                    (b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                    (c)    the occurrence of any ERISA Event or Termination Event that, alone or together with any other ERISA Events or Termination Events, as applicable, that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                    (d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

                    (e)    telephonic notice of any change of the chief executive officer or chief financial officer of the Lead Borrower;

                    (f)    any pending or threatened (in writing) strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Loan Party which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

                    (g)    the filing of any Lien for unpaid taxes in excess of $5,000,000 against any Loan Party;

                    (h)    any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

                    (i)    the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants; and

                    (j)    any material adverse change in the business, operations, or financial affairs of the Loan Parties taken as a whole.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

            5.3   Information Regarding Collateral.

                    (a)    The Lead Borrower will furnish to the Administrative Agent at least thirty (30) days' prior written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or organizational structure or (iv) in any Loan Party's jurisdiction of incorporation, Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

                    (b)    Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(a), the Lead Borrower shall deliver to the Agents a certificate of a Financial Officer of the Lead Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent Perfection Certificate delivered pursuant to this Section.

            5.4   Existence; Conduct of Business,  Each Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to comply with its respective Charter Documents, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, or dissolution permitted under Section 6.3 or any sale, lease, transfer or other disposition permitted under Section 6.5.

            5.5.   Payment of Obligations. Each Borrower will, and will cause each other Loan Party to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, (d) no Lien secures such obligation (other than tax Liens in an amount not to exceed $5,000,000), and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under Section 2.3(b).

            5.6   Maintenance of Properties. Each Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            5.7   Insurance,

                    (a)    Each Borrower will, and will cause each other Loan Party to, (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Administrative Agent, such approval not to be unreasonably withheld) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried. The Administrative Agent shall not, by the fact of approving, disapproving, accepting, obtaining or failing to obtain any such insurance, incur liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and each Loan Party hereby expressly assumes full responsibility therefor and liability, if any, thereunder. The Borrowers shall, and shall cause each other Loan Party to, furnish to the Administrative Agent certificates or other evidence satisfactory to the Administrative Agent of compliance with the foregoing insurance provisions. The Lead Borrower shall promptly notify the Administrative Agent with respect to any claim relating in whole or in part to the Collateral in excess of $3,000,000. So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties shall have the right to negotiate and/or settle insurance claims without the consent or approval of the Administrative Agent. After the occurrence of a Cash Dominion Event and during the continuance thereof, the Loan Parties will not settle any insurance claim with a value in excess of $3,000,000 without the consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed.

                    (b)    For each of the insurance policies covering Collateral, each Loan Party shall cause the Collateral Agent to be named as a loss payee or additional insured, as applicable, in a manner acceptable to the Administrative Agent. Each all risk property insurance policy covering Collateral shall contain (i) a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Collateral Agent in the event of cancellation or non-renewal of such policy for any reason whatsoever except non-payment of premium and a clause or endorsement requiring the insurer to give not less than ten (10) days prior written notice to the Collateral Agent in the event of cancellation of such policy for non-payment of premium (giving the Collateral Agent the right to cure defaults in the payment of premiums), (ii) to the extent available from the applicable insurer, a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of the insured Person or the owner of any premises, including, without limitation, as a result of the use of any such premises for purposes more hazardous than are permitted by such policy, and (iii) to the extent available from the applicable insurer, a clause or endorsement stating that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer. Each commercial general liability policy shall contain (1) a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Collateral Agent in the event of cancellation or non-renewal of such policy for any reason whatsoever except non-payment of premium and a clause or endorsement requiring the insurer to give not less than ten (10) days prior written notice to the Collateral Agent in the event of cancellation of such policy for non-payment of premium (giving the Collateral Agent the right to cure defaults in the payment of premiums), and (2) a clause or endorsement stating that the Agents and the Lenders shall be named as additional insured parties, mortgagee or assignee, as applicable. All premiums for such required insurance shall be paid by the Loan Parties when due, and certificates of insurance shall be sent to the appropriate Loan Parties and the Collateral Agent, and if requested by the Collateral Agent, photocopies of the policies, shall be delivered to the Collateral Agent. The Loan Parties shall deliver to the Collateral Agent, prior to the cancellation or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent). To the extent requested by the Collateral Agent, the Loan Parties shall deliver to the Collateral Agent evidence satisfactory to the Collateral Agent of payment of the applicable portion of the annual premium then due and payable. If any Loan Party fails to procure (or cause to be procured) such insurance or to pay the premiums therefor when due, the Agents may, without waiving any Event of Default occasioned thereby, obtain such insurance and pay such premiums at the expense of the Loan Parties. All proceeds of any insurance claim relating to Collateral shall be promptly deposited by the applicable Loan Party to a Blocked Account or the B of A Concentration Account, and such proceeds until so deposited shall be held in trust for the

Collateral Agent by the applicable Loan Party. The Agents shall apply any proceeds received in accordance with Section 2.24 hereof or Section 6.2 of the Security Agreement, as applicable.

                    (c)    None of the Agents or other Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.7. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Agent or Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Agents and the other Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Agent or Secured Party under this Section 5.7 shall in no event be deemed a representation, warranty or advice by such Agent or Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

                    (d)    So long as no Cash Dominion Event has occurred and is continuing, the Lead Borrower shall respond to requests from the Collateral Agent for information relating to insurance within ten (10) Business Days of the Lead Borrower's receipt of such request. To the extent that the Lead Borrower fails to reasonably satisfy such request within such period, the Lead Borrower will permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.

            5.8   Revisions or Updates to Schedules,  Should any of the information or disclosures provided on any of the schedules originally attached hereto become outdated or incorrect in any material respect, the Loan Parties shall deliver to the Administrative Agent, such revisions or updates to such schedule(s) whereupon such schedules shall be deemed to be amended by such revisions or updates, as may be necessary or appropriate to update or correct such schedule(s), provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded any such schedules as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedules, unless and until the Administrative Agent and the Required Lenders shall have accepted in writing such revisions or updates to any such schedules.

        5.9    Books and Records; Inspection and Audit Rights.

                    (a)    Each Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by any Agent, upon reasonable prior notice (unless an Event of Default has occurred and is continuing in which event no such notice shall be required), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all on reasonable advance notice to the Lead Borrower (unless an Event of Default then exists) and at such reasonable times during normal business hours and as often as reasonably requested.

                    (b)    Each Borrower will, and will cause each other Loan Party to, from time to time upon the reasonable request and reasonable prior notice of the Collateral Agent or the Required Lenders through the Administrative Agent, permit any Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers' practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Agents intend to undertake a minimum of one appraisal and two commercial finance examinations in any Fiscal Year (but may undertake such additional appraisals and commercial finance examinations, at the Loan Parties' expense, as they in their discretion deem necessary or appropriate).

                    (c)    The Borrowers shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent.

            5.10   Fiscal Year. Each Loan Party shall have a fiscal year of a 52 or 53 week period ending on the Saturday nearest to January 31st and shall notify the Administrative Agent of any change in such fiscal year.

            5.11   Physical Inventories.

                    (a)    The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Loan Parties so long as such participation does not disrupt the normal inventory schedule or process.

                    (b)    The Loan Parties, at their own expense, shall undertake physical inventories and cycle counts to be undertaken at the times, using practices, and in the manner consistent with their practices in effect on the Closing Date.

                    (c)    Upon the request of the Collateral Agent, the Loan Parties shall provide the Collateral Agent with a reconciliation of the results of each such physical inventory or cycle count. The Loan Parties shall post the results of each such physical inventory to the Loan Parties' stock ledger and general ledger, as applicable.

                    (d)    The Collateral Agent, in its discretion, if any Event of Default exists, m ay cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties). The Collateral Agent shall use its best efforts to schedule any such inventories so as to not unreasonably disrupt the operation of the Loan Parties' business.

        5.12    Compliance with Laws. Each Borrower will, and will cause each other Loan Party to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            5.13   Use of Proceeds and Letters of Credit and Acceptances. The proceeds of Loans made hereunder and Letters of Credit and Acceptances issued hereunder will be used only (a) for Restricted Payments and Permitted Acquisitions, (b) to finance the acquisition of working capital assets of the Loan Parties, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, and (d) for general corporate purposes, all to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

            5.14   Additional Subsidiaries.  If any additional Material Subsidiary of any Loan Party is formed or acquired after the Closing Date or if any Subsidiary becomes a Material Subsidiary, the Lead Borrower will notify the Agents and the Lenders thereof and the Loan Parties will cause such Material Subsidiary to become a Borrower or Facility Guarantor hereunder, as the Administrative Agent may request, and under each applicable Security Document in the manner provided therein within fifteen (15) days after such Material Subsidiary is formed or acquired or becomes a Material Subsidiary and promptly take such actions to create and perfect Liens on such Material Subsidiary's assets that would otherwise constitute Collateral to secure the Obligations as any Agent shall reasonably request.

            5.15   Further Assurances. (a) Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

                    (b) If any material assets which would otherwise constitute Collateral are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the applicable Security Agreement that become subject to the Lien of such Security Agreement upon acquisition thereof), the Lead Borrower will notify the Agents and the Lenders thereof, and will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

                    (c) Upon the request of the Administrative Agent, the Loan Parties shall cause each of their customs brokers and/or warehouses that have not already done so to deliver an agreement to the Administrative Agent covering such matters and in form substantially similar to the agreements with customs brokers and/or warehouse in effect on the Closing Date.

            5.16   Proceeds from Surplus Cash Deposits. During the continuance of any Cash Dominion Event, the Loan Parties organized under the Applicable Law of Canada (or any province or territory thereof) will not allow more than $10,000,000 in the aggregate to be on deposit at any time during the continuance of such Cash Dominion Event in all bank or investment accounts of such Loan Parties.

            6.       NEGATIVE COVENANTS. Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit and Acceptances have expired or terminated and all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

            6.1   Indebtedness and Other Obligations. . The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except, as long as no Event of Default exists at the time of incurrence of such Indebtedness or would arise therefrom:

                    (a)    Indebtedness created under the Loan Documents;

                    (b)    Indebtedness set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

                    (c)    Indebtedness of any Loan Party to any other Loan Party;

                    (d)    Indebtedness of the Loan Parties to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $35,000,000 at any time outstanding unless, at the time of incurrence of any Indebtedness which would result in such amount being exceeded, the Pro Forma Conditions shall have been satisfied;

                    (e)    Indebtedness incurred to finance any Real Estate now or hereafter owned by any Borrower or incurred in connection with any sale-leaseback transaction;

                    (f)    Indebtedness under Hedging Agreements, other than for speculative purposes, entered into in the ordinary course of business;

                    (g)    Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;

                    (h)    In addition to amounts reflected on Schedule 6.1, unsecured Indebtedness of a Loan Party to Brown Group Dublin Limited in an aggregate principal amount at any one time outstanding not in excess of $50,000,000;

                    (i)    Subordinated Debt having a maturity after the Maturity Date, provided that after giving effect to the incurrence thereof, the Pro Forma Conditions are satisfied;

                    (j)    Subordinated Debt (other than Indebtedness described in subsection (i) above or subsection (k) below) having a maturity on or prior to the Maturity Date provided that (A) after giving effect to the incurrence thereof, the Pro Forma Conditions are satisfied, (B) no more than $10,000,000 of such Subordinated Debt is incurred in any Fiscal Year (excluding any convertible Subordinated Debt which is converted in the Fiscal Year of its issuance), and (C) no more than $30,000,000 in the aggregate of such Subordinated Debt is incurred after the Closing Date;

                    (k)    Subordinated Debt (other than Indebtedness described in subsections (i) or (j) above) having a maturity on or prior to the Maturity Date provided that (A) after giving effect to the incurrence thereof, the Pro Forma Conditions are satisfied, (B) constitutes a bridge loan pending the consummation of a debt or equity issuance, and (C) the principal of which will not be repaid (other than from the proceeds of such debt or equity issuance) until all Obligations have been paid in full and all Commitments terminated;

                    (l)    Indebtedness represented by letters of credit or acceptances issued in any currency other than Dollars which any Issuing Bank or Acceptance Lender, as applicable, was unable or unwilling to issue according to the terms hereof backed by Dollar denominated Letters of Credit or Acceptances;

                    (m)    Guarantees of Indebtedness otherwise allowed under this Section 6.1 and Section 6.4 hereof and other obligations of any other Loan Party which do not constitute Indebtedness,

                    (n)    Guarantees of lease obligations for retail and other business locations sold by a Loan Party in connection with any sale permitted pursuant to Section 6.5 hereof but only to the extent of any such lease obligation as of the date of sale of such location;

                    (o)    Other unsecured Guarantees of Indebtedness and other obligations of any Subsidiary which is not a Loan Party, provided that the aggregate amount of all such Guaranties pursuant to this clause (o) shall not exceed $10,000,000;

                    (p)    In addition to Indebtedness permitted under subsection (h) above, Indebtedness (i) owing by a Loan Party to any other Subsidiary of the Lead Borrower which is not a Loan Party, subject to the Dollar limitations set forth in clause (r) hereof, and (ii) Indebtedness of a Subsidiary of the Lead Borrower which is not a Loan Party to another such Subsidiary which is not a Loan Party;

                    (q)    Indebtedness assumed by a Loan Party or a Subsidiary of a Loan Party (or Indebtedness secured by a Lien in effect prior to any such acquisition on property acquired in connection with such acquisition, which property would not be of a type included in the Borrowing Base) in connection with a Permitted Acquisition, provided that the aggregate principal amount of Indebtedness permitted by this clause (q) shall not exceed $35,000,000 at any time outstanding unless, at the time of incurrence of any Indebtedness which would result in such amount being exceeded, the Pro Forma Conditions shall have been satisfied;

                    (r)    other unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, provided that the terms of such Indebtedness are reasonably acceptable to the Administrative Agent.

            6.2   Liens. The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except as long as no Event of Default exists at the time of creation or incurrence of such Lien or would arise therefrom:

                    (a)    Liens created under the Loan Documents;

                    (b)    Permitted Encumbrances;

                    (c)    any Lien on any property or asset of any Borrower or other Loan Party set forth in Schedule 6.2, provided that (i) such Lien shall not apply to any other property or asset of such Person and (ii) such Lien shall secure only those obligations that it secures as of the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                    (d)    Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by Section 6.1(d), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Borrowers or other Loan Party;

                    (e)    Liens to secure Indebtedness permitted by Section 6.1(e) provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate so financed or which is the subject of a sale-leaseback transaction, and

                    (f)    Liens to secure Indebtedness permitted by Section 6.1(q), provided that (i) such Lien shall not apply to any other property or asset of such Person, (ii) such Lien shall not have been incurred in contemplation of, or in connection with, such Permitted Acquisition, (iii) shall secure only those obligations that it secures as of the date of the Permitted Acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) shall not apply to any Collateral.

            6.3   Fundamental Changes. The Borrowers shall not, and shall not permit any other Loan Party to, liquidate, merge, amalgamate, or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger, amalgamation, or consolidation with any other Person, provided that (i) a Loan Party may merge or amalgamate with another Person in connection with a Permitted Acquisition if such Loan Party is the surviving company, (ii) any wholly-owned Subsidiary of any Borrower may merge, amalgamate, or consolidate into or with such Borrower or any other wholly-owned Subsidiary of such Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if such Borrower, a Loan Party (if such Loan Party is a party to such merger) or such Subsidiary is the surviving company, (iii) a Subsidiary of any Borrower may merge or amalgamate into another entity in connection with a Permitted Acquisition if, upon consummation of such merger or amalgamation, the surviving entity shall be a direct or indirect wholly-owned Subsidiary of such Borrower and becomes a Borrower or Facility Guarantor and a party to the Security Documents, (iv) any Domestic Subsidiary may merge into any other Domestic Subsidiary, provided that if a Loan Party is a party to such merger, either such Loan Party shall be the surviving company or the surviving company shall become a Loan Party, and (v) the Lead Borrower may merge with a newly formed shell corporation, the sole purpose and effect of which merger is to reincorporate the Lead Borrower in a state of the United States of America other than the State of New York and where the surviving corporation in such merger has complied with its obligations under Section 5.14 hereof simultaneously with such merger.

                    (b)    The Borrowers shall not, and shall not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto, except that any Loan Party may withdraw from any business activity which such Loan Party reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Lead Borrower shall provide the Administrative Agent with written notice thereof.

            6.4   Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers shall not, and shall not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an "Investment"), except for:

                    (a)    Permitted Acquisitions;

                    (b)    Permitted Investments;

                    (c)    Investments existing on the Closing Date, and set forth on Schedule 6.4, to the extent such investments would not be permitted under any other clause of this Section;

                    (d)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

                    (e)    nvestments in Hedging Agreements other than for speculative purposes, entered into in the ordinary course of business;

                    (f)    Permitted Stock Repurchases, as long as no Event of Default exists at the time of making of such Permitted Stock Repurchase or would arise therefrom;

                    (g)    Investments by a Loan Party in a Subsidiary which is not a Loan Party not in excess of $5,000,000 after the Closing Date;

                    (h)    Investments by a Loan Party Borrower in another Loan Party;

                    (i)    Commissions, loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business and consistent with past practices, provided that the aggregate amount thereof outstanding at any one time shall not, if not repaid, be reasonably expected to have a Material Adverse Effect;

                    (j)    Additional Investments by the Loan Parties in Shoes.com (i) not in excess of $8,000,000 in the aggregate from the Closing Date through January 28, 2006, (ii) amounts in excess of $8,000,000 in the aggregate from the Closing Date through January 28, 2006 provided that the Pro Forma Conditions are satisfied, and (iii) thereafter if the Pro Forma Conditions are satisfied; and

                    (k)    other Investments in an aggregate amount not to exceed $5,000,000 after the Closing Date.

            6.5   Asset Sales. The Borrowers will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock, nor will the Loan Parties issue any additional shares of its Capital Stock or other ownership interests in such Loan Party, or issue any shares of Disqualified Stock, except as long as no Event of Default would arise therefrom:

                    (a)    (i) sales of Inventory, or (ii) used, obsolete or surplus property, or (iii) Permitted Investments, in each case in the ordinary course of business;

                    (b)    sales, transfers and dispositions among the Loan Parties;

                    (c)    the sale of the Real Estate which comprises the Loan Parties' headquarters and other Real Estate located adjacent thereto including the Real Estate located at 8300 Maryland Avenue, St. Louis, Missouri;

                    (d)    the sale and leaseback of any other of the Loan Parties' Real Estate or other fixed assets;

                    (e)    the Designated Dispositions;

                    (f)    other sales, transfers, or dispositions of assets not in the ordinary course of business (including retail store locations) provided that (x) no Default or Event of Default then exists or would arise therefrom and (y) if the fair market value of all such other sales, transfers and dispositions exceeds $35,000,000 for the Loan Parties in the aggregate during any Fiscal Year (net of the related sales costs, if any, of such other property), all of the proceeds of such sale, transfer or disposition (net of the related sales costs, if any, of such other property) in excess of $35,000,000 shall be paid to the Administrative Agent (whether or not a Cash Dominion Event has occurred and is then continuing) for application to the Obligations; and

                    (g)    the issuance of additional shares of Capital Stock or other ownership interests in a Loan Party (other than Disqualified Stock) as long as no Change in Control results therefrom;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clauses (a)(ii), (b) and (g)) shall be made at arm's length and for fair value and solely for cash consideration; and further provided that the authority granted hereunder may be terminated in whole or in part by the Agents upon the occurrence and during the continuance of any Event of Default.

        6.6    Restrictive Agreements. The Borrowers will not, and will not permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (other than on its fixed assets, including Real Estate and equipment), or (b) the ability of any Loan Party to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to any Loan Party or to guarantee Indebtedness of any Loan Party, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, and (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.6 hereto (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions of conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of this Section shall not apply to customary provisions in leases or licenses or other agreements, including, without limitation, those relating to franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits, and other intellectual property restricting the assignment thereof.

            6.7   Restricted Payments; Certain Payments of Indebtedness.  (a) The Borrowers will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Default or Event of Default exists or would arise therefrom (i) the Lead Borrower may declare and pay dividends quarterly with respect to its Capital Stock (A) in an amount not to exceed $15,000,000 in any Fiscal Year, (B) in an amount in excess of $15,000,000 but less than $35,000,000 in any Fiscal Year if the Pro Forma Conditions are satisfied, and (C) in an amount in excess of $35,000,000 in any Fiscal Year if the Pro Forma Conditions are satisfied and the Lead Borrower has provided the Administrative Agent with a solvency opinion from an independent Person reasonably acceptable to the Administrative Agent, the scope and conclusions of which are reasonable satisfactory to the Administrative Agent, (ii) the Lead Borrower may declare dividends payable solely in additional shares of its common stock, (iii) the Subsidiaries of the Lead Borrower may declare and pay cash dividends with respect to their Capital Stock, and (iv) the Lead Borrower may make Permitted Stock Repurchases.

                    (b) The Borrowers will not at any time, and will not permit any other Loan Party to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

            (i)    payment of mandatory interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.1;

            (ii)    except as provided in clause (iii) below, voluntary prepayments of Indebtedness other than Subordinated Debt, as long as the Pro Forma Conditions are satisfied;

            (iii)    payment of Subordinated Indebtedness incurred, and to the extent permitted, under Section 6.1(k); and

            (iv)    refinancings of Indebtedness described in clauses (i), (ii), and (iii), above, to the extent permitted by Section 6.1.

            6.8   Transactions with Affiliates. Except as set forth on Schedule 3.16 and Restricted Payments and other transactions expressly permitted under the terms of this Agreement, the Loan Parties will not at any time sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, officers or directors, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any of its Affiliates, officers or directors which would not otherwise violate the provisions of the Loan Documents, and (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees.

            6.9   Additional Subsidiaries. The Borrowers will not, and will not permit any other Loan Party to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.14, to the extent applicable, are satisfied.

            6.10   Amendment of Material Documents. The Borrowers will not, and will not permit any other Loan Party to, amend, modify or waive any of its rights under (a) its Charter Documents, or (b) any other Material Indebtedness or material agreements, in each case to the extent that such amendment, modification or waiver could reasonably likely to result in a Material Adverse Effect.

            6.11   Environmental Laws.  The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

            6.12   Fiscal Year. The Loan Parties shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

            6.13   Maximum Capital Expenditures. If the Fixed Charge Coverage Ratio during any Fiscal Year is less than 1.0: 1.0, the Loan Parties shall not make any Capital Expenditures during such Fiscal Year in excess of 115% of the amounts reflected in the final budget for such Fiscal Year delivered to the Administrative Agent pursuant to Section 5.1(e) hereof.

            6.14   Minimum Fixed Charge Coverage Ratio. If Excess Availability is less than $25,000,000 at any time, the Loan Parties shall maintain a Fixed Charge Coverage Ratio, calculated on a trailing four Fiscal Quarters basis in excess of 1.0: 1.0. Such Fixed Charge Coverage Ratio shall be first tested as of the Fiscal Quarter ending immediately prior to the date that Excess Availability is first less than $25,000,000 and shall continue to be tested until Excess Availability has exceeded $25,000,000 on each day for two consecutive Fiscal Quarters.

            7.   EVENTS OF DEFAULT.

            7.1   Events of Default. If any of the following events ("Events of Default") shall occur:

                    (a)    Any Loan Party shall fail to pay any principal or interest with respect to any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                    (b)    Any Loan Party shall fail to pay any fees or other amounts due under this Agreement or any other Loan Document (other than an amount referred to in clause (a) of this Section), within three (3) Business Days of the date when same shall become due and payable;

                    (c)    any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

                    (d)    the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.23, 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.1(f), 5.2, 5.4, 5.7, 5.9, 5.13, 5.14 or in Section 6;

                    (e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Section), and such failure shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent to the Lead Borrower;

                    (f)    any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

                    (g)    any Loan Party shall fail to perform any material covenant or condition contained in any material contract or agreement to which it is party as and when such performance is required (after giving effect to the expiration of any grace or cure period set forth therein);

                    (h)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

                    (i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts or which seeks to stay or has the effect of staying any creditor, or of a substantial part of its assets, under any federal, state or provincial bankruptcy, insolvency, receivership, liquidation, winding up, corporate or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator, monitor, or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, either (x) such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for 60 days, or (y) a Material Adverse Effect shall have occurred;

                    (j)    any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or provincial bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator, monitor, or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                    (k)    any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                    (l)    one or more uninsured judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

                    (m)    (i) any challenge by or on behalf of any Loan Party or other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

        (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;
                    (n)    a Change in Control shall occur;

                    (o)    an ERISA Event or Termination Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events or Termination Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $5,000,000;

                    (p)    the occurrence of any uninsured loss (exclusive of any deductible retained by the Borrowers under its insurance policies) to any material portion of the Collateral;

                   (q)    the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, provincial, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material portion of the Collateral;

                    (r)    there is filed against any Loan Party any action, suit, or proceeding under any federal, state, or provincial racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit, or proceeding (i) is not dismissed within one hundred twenty (120) days and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

                    (s)    the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course; or

                    (t)    except as otherwise permitted hereunder, the determination by any Loan Party, whether by vote of such Person's board of directors or otherwise to: suspend the operation of such Person's business in the ordinary course, liquidate all or a material portion of such Person's assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or "Going-Out-Of-Business" sales.

then, and in every such event (other than an event with respect to each Loan Party described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take any of the following actions, at the same or different times: (i) reduce the Total Commitments, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base or increase any Reserves thereunder; (ii) restrict the amount of or refuse to make Revolving Loans; (iii) restrict or refuse to provide Letters of Credit or Acceptances, (iv) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (v) declare the Loans and other Obligations then outstanding to be due and payable, and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (vi) require the Borrowers to furnish cash collateral in an amount equal to 105% of the Letter of Credit Outstandings, (to be applied in accordance with the provisions of Section 2.7(k) hereof) and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan

Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

            7.2   Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans and other Obligations shall have been accelerated pursuant hereto, the Administrative Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce its rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

            7.3   Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Borrower or on account of any Collateral shall be applied in the manner set forth in Section 6.2 of the Borrower Security Agreement. All amounts required to be applied to Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender's Commitment Percentage.

            8.   THE AGENTS

            8.1   Administration by Administrative Agent. Each Lender, the Collateral Agent, the Issuing Banks, the Acceptance Lenders and each Secured Party hereby irrevocably designate Bank of America, N.A. as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent, the Issuing Banks, the Acceptance Lenders and the Secured Parties each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

            8.2   Appointment and Duties of Collateral Agent. Each Lender, the Administrative Agent, the Issuing Banks, the Acceptance Lenders and each Secured Party hereby irrevocably (i)

designate Bank of America, N.A. as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.20, 2.24, or 7.3, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

Without limiting the generality of the foregoing, for the purposes of creating a solidarite? active in accordance with Article 1541 of the Civil Code of Quebec, between each Secured Party, taken individually, and the Collateral Agent, each Loan Party and each Secured Party (on its own behalf) acknowledges and agrees with the Collateral Agent that such Secured Party and the Collateral Agent are conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each Loan Party to each Secured Party and the Agents hereunder and under the other Loan Documents (collectively, the "Solidary Claim"). Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each Loan Party is irrevocably bound to the Collateral Agent and each other Secured Party in respect of the entire Solidary Claim of the Collateral Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Collateral Agent and each other Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Collateral Agent and such other Secured Party and the right to give full acquittance for it and that, accordingly, without limiting the generality of the foregoing, the Collateral Agent, as solidary creditor for itself and each other Secured Party, shall, at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by each Loan Party to the Collateral Agent and to the other Secured Parties or any of them under this Agreement and the other Loan Documents and the right to give a full acquittance for the same. The parties further agree and acknowledge that the Collateral Agent's Liens on the Collateral shall be granted to the Collateral Agent, for its own benefit and for the benefit of the other Secured Parties and as solidary creditor as hereinabove set frrth.

            8.3   Sharing of Excess Payments. Each of the Lenders, the Agents, the Issuing Banks and Acceptance Lenders agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, Agent, Issuing Bank or Acceptance Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an "excess payment") as a result of which such Lender, Agent, Issuing Bank or Acceptance Lender has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 7.3, then such Lender, Agent, Issuing Bank or Acceptance Lender shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, such Agent, the Issuing Banks and Acceptance Lenders, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 7.3 pro rata in proportion to its Commitment Percentage; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest). The Borrowers expressly consent to the foregoing arrangements and agree that any Lender, any Agent, Issuing Bank, or Acceptance Lender holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender, Agent, Issuing Bank or Acceptance Lender as fully as if such Lender, Agent, Issuing Bank, or Acceptance Lender held a Note and was the original obligee thereon, in the amount of such participation.

            8.4   Agreement of Applicable Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Applicable Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.2.

            8.5   Liability of Agents.

                    (a)    Each of the Agents, when acting on behalf of the Lenders, the Issuing Banks and Acceptance Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders, Issuing Banks or Acceptance Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders, Issuing Banks or Acceptance Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent's own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders, Issuing Banks or Acceptance Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Applicable Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations of the Loan Parties hereunder or under any of the other Loan Documents, or any information contained in the books or records of the Loan Parties; or (D) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

                    (b)    The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

                    (c)    None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender (other than by any Agent in its capacity as a Lender), Issuing Bank or Acceptance Lender of any of their respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

                    (d)    The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

            8.6   Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or has received notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agents obtain such actual knowledge or receives such a notice, the Agents shall give prompt notice thereof to each of the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents' compliance with such directions would be unlawful.

            8.7   Lenders' Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

            8.8   Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) each Agent for such Lender's Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders, Issuing Banks or Acceptance Lenders under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, Issuing Banks or Acceptance Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent for such Lender's Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders, Issuing Banks or Acceptance Lenders that the Loan Parties have agreed to reimburse pursuant to Section 9.3 of this Agreement or pursuant to any other Loan Document and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender's Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct). The provisions of this Section 8.8 shall survive the repayment of the Obligations and the termination of the Commitments.

            8.9   Rights of Agents. It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Loan Parties, as though it were not the Administrative Agent or the Collateral Agent, respectively, of the Lenders under this Agreement. Without limiting the foregoing, the Agents and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if they were not the Agents hereunder.

            8.10   Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.5(b).

            8.11   Successor Agent. Any Agent may resign at any time by giving five (5) Business Days' written notice thereof to the Lenders, the Issuing Banks, the Acceptance Lenders, the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents, the Issuing Banks and the Acceptance Lenders, appoint a successor Agent which shall be (i) a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, (ii) or a Person capable of complying with all of the duties of such Agent (and the Issuing Banks), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, in the case of (i) and (ii) above, so long as there is no Default or Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as such Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

        8.12    Reports and Financial Statements. Promptly after receipt thereof from the Borrowers, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the "Reports") . Each Lender

                    (i)    expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

                    (ii)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

                    (iii)    subject to the provisions of Section 9.16, if applicable, agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its Participants, or use any Report in any other manner; and

                    (iv)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

        8.13    Delinquent Lender. If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Loans, expenses or setoff or purchase its pro rata share of a participation interest in the Swingline Loans (a "Delinquent Lender") and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agents, other Lenders, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender's right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a

Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders' respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender's decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.11 hereof from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender's Commitment to fund future Loans (the "Delinquent Lender's Future Commitment"). Upon any such purchase of the Commitment Percentage of any Delinquent Lender's Future Commitment, the Delinquent Lender's share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify the Agents and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys' fees and funds advanced by any Agent or by any non-delinquent Lender, on account of a Delinquent Lender's failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

            8.14   Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens, for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada under the PPSA or otherwise can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Agents' request therefor shall deliver such Collateral to the Agents or otherwise deal with such Collateral in accordance with the Agents' instructions.

            8.15   Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

            8.16   Syndication Agent, Documentation Agent, and Arranger. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent and the Documentation Agent shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

            9.       MISCELLANEOUS.

            9.1   Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                    (a) if to any Loan Party, to it at Brown Shoe Company, Inc.., 8300 Maryland Avenue, St. Louis, Missouri 63105, Attention: Chief Financial Officer (Telecopy No. (314) 854-2152), with a copies to Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102, Attention: William Seabaugh, Esquire (Telecopy No. (314) 259-2020) and Bryan Cave LLP 1290 Avenue of the Americas, New York, New York 10104, Attention: Jeffrey S. Chavkin, Esquire (Telecopy No. (212) 904-0501);

                    (b)    if to the Administrative Agent or the Collateral Agent, to Bank of America, N.A., c/o Bank of America Retail Group, Inc., 40 Broad Street, Boston, Massachusetts 02109, Attention: Jaime Ward (Telecopy No. (617) 434-4312), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

                    (c)    if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

                    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three days after mailing or otherwise on the date of receipt.

            9.2   Waivers; Amendments.

                    (a)    No failure or delay by the Agents, the Issuing Banks, the Acceptance Lenders or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks, the Acceptance Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit or Acceptance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agents, any Lender, Issuing Bank or Acceptance Lender may have had notice or knowledge of such Default or Event of Default at the time.

                    (b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without such Lender's prior consent, (ii) except as provided in Section 2.2, increase the Total Commitments without the written consent of all of the Lenders, (iii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the written consent of each Lender affected thereby, (v) change Sections 2.8(b), 2.8(c), 2.20, 2.23, or 2.24 or Section 6.2 of the Security Agreements, without the written consent of each Lender, (vi) change any of the provisions of this Section 9.2 or the definition of the term "Required Lenders", "Minority Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document (except to the extent permitted in the Loan Documents), without the written consent of each Lender, (viii) except for sales described in Section 6.5 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (ix) change the definition of the term "Borrowing Base" or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, (x) increase the Permitted Overadvance, without the written consent of each Lender, (xi) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender, or (xii) increase the amount available as Swingline Loans without the prior written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents, the Issuing Bank or the Acceptance Lender without the prior written consent of the Agents, the Issuing Bank or the Acceptance Lender, as the case may be.

                    (c)    Notwithstanding anything to the contrary contained in this Section 9.2, in the event that the Lead Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.2(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower (such Lender or Lenders, collectively the "Minority Lenders") subject to providing for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee (subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld), or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the Total Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

                    (d)    No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against any Loan Party unless signed by the applicable Loan Party.

            9.3   Expenses; Indemnity; Damage Waiver. The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers, and for commercial finance examinations, in connection with the arrangement of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank or Acceptance Lender in connection with the issuance, amendment, renewal or extension of any

Letter of Credit or Acceptance or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank, the Acceptance Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, or any Issuing Bank, Acceptance Lender or Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit or Acceptances issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or Acceptances; provided that the Lenders who are not the Agents, the Issuing Banks or the Acceptance Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

                    (b)    The Loan Parties shall jointly and severally indemnify the Agents, the Issuing Banks, the Acceptance Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or Acceptance or the use of the proceeds therefrom (including any refusal by any Issuing Bank or Acceptance Lender to honor a demand for payment under a Letter of Credit or Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Acceptance), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party, or any Environmental Liability of any Loan Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee's Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.

                    (c)    To the extent that any Borrower fails to pay any amount required to be paid by it to the Agents, the Issuing Banks or Acceptance Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, the Issuing Banks or the Acceptance Lenders, as the case may be, such Lender's Commitment Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents, the Issuing Banks or the Acceptance Lenders.

                    (d)    To the extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or Acceptance or the use of the proceeds thereof.

                    (e)    All amounts due under this Section shall be payable promptly after written demand therefor, which demand shall include calculations of the amount claimed in reasonable detail.

            9.4   Designation of Lead Borrower as Borrowers' Agent.

                    (a)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower's agent to obtain Loans and Letters of Credit or Acceptances hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agents and each Lender on account of Loans so made and Letters of Credit and Acceptances so issued hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such Loans and Letters of Credit and Acceptances are recorded on the books and records of the Lead Borrower and of any Borrower.

                    (b)    Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower.

                    (c)    Subject to Section 2.7, the Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested a Loan.

            (i)    The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.

            (ii)    If, for any reason, and at any time during the term of this Agreement,

            (A) any Borrower, including the Lead Borrower, as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement; or

            (B) the Administrative Agent deems it inexpedient (in the Administrative Agent's sole and absolute discretion) to continue making Loans and cause Letters of Credit and Acceptances to be issued to or for the account of any particular Borrower, or to channel such Loans and Letters of Credit and Acceptances through the Lead Borrower, then the Lenders may make Loans directly to, and cause the issuance of Letters of Credit and Acceptances directly for the account of such of the Borrowers as the Administrative Agent determines to be expedient, which Loans may be made without regard to the procedures otherwise included herein.

                    (d)    In the event that the Administrative Agent determines to forgo the procedures included herein pursuant to which Loans and Letters of Credit and Acceptances are to be channeled through the Lead Borrower, then the Administrative Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

                    (e)    Each of the Borrowers shall remain jointly and severally liable to the Agents and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making Loans or causing Letters of Credit or Acceptances to be issued to or for the benefit of any Borrower.

                    (f)    The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent acts as provided in subparagraph (c), above, or the Administrative Agent actually receives

            (i)    written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

            (ii)    written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term "Lead Borrower" shall mean and include the newly appointed Lead Borrower.

            9.5   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank or Acceptance Lender that issues any Letter of Credit or Acceptance), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank or Acceptance Lender that issues any Letter of Credit or Acceptance) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank, the Acceptance Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b)    Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Lead Borrower (but only if no Event of Default then exists), the Agents and the Lenders that are then Issuing Banks must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (and in $2,500,000 integral multiples in excess thereof) unless the Administrative Agent otherwise consents, (iii) unless a Lender has assigned and delegated all of its rights and obligations under the Loan Documents, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such Lender retains a Commitment in a minimum amount of $5,000,000, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations, and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. The Loan Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a "Lender" for all purposes under this Agreement and the other Loan Documents

                    (c)    The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, the Issuing Banks, the Acceptance Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Banks, the Acceptance Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (d)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (e)    Any Lender may, without the consent of the Loan Parties, the Agents, and any Issuing Bank or Acceptance Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Banks, the Acceptance Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans, the Letters of Credit Outstandings and the Acceptance Reimbursement Obligations shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.25, 2.27, and 2.28 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.27(c) as though it were a Lender.

                    (f)    A Participant shall not be entitled to receive any greater payment under Sections 2.25, 2.27 and 2.28 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.28 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.28(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding tax referred to therein, following compliance with Section 2.28(e).

                    (g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            9.6   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit or Acceptances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Banks, the Acceptance Lenders or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid or any Letter of Credit or Acceptance is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.25, 2.28, and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and Acceptances and the Commitments or the termination of this Agreement or any provision hereof.

            9.7   Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            9.8   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            9.9   Right of Setoff.  In addition to any rights or remedies of the Lenders provided by Applicable Law, if an Event of Default exists or the Revolving Credit Loans have been accelerated, each Lender is hereby authorized at any time and from time to time, without prior notice to the Loan Parties, any such notice being waived by the Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of the Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Documents and although such Obligations may be contingent or unmatured or otherwise fully secured and regardless of the adequacy of the Collateral. Each Lender agrees to promptly notify the Loan Parties and the Agent after any such setoff and application made by such Lender; provided, however, the failure to give such notice shall not affect the validity of such setoff and application.. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER'S LIEN OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED LENDERS.

            9.10   Governing Law; Jurisdiction; Consent to Service of Process.  (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS PRINCIPLES RELATING TO CHOICE AND CONFLICTS OF LAW), BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

                    (b) The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in the Borough of Manhattan as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrowers agree that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in any New York state or federal court sitting in the Borough of Manhattan as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

                    (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            9.11   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            9.12   Press Releases and Related Matters. Each Loan Party hereby consents that the Agents and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Loan Parties and a general description of the Loan Parties' business and may, with the Lead Borrower's prior written consent, use each Loan Party's name in advertising and other promotional material.

            9.13   Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            9.14   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            9.15   Additional Waivers. The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of the Loan Parties hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, the Collateral or any other the security held by or on behalf of the Collateral Agent or any other Secured Party.

                    (b)    The obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations).

                    (c)    To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

                    (d)    Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. None of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

            9.16   Confidentiality. Each of the Agents, Issuing Banks, Acceptance Lenders and the Lenders agrees that it will use its best efforts not to disclose without the prior written consent of the Lead Borrower (other than to its employees, auditors, counsel or other professional advisors, to Affiliates or to another Lender if the Lender or such Lender's holding or parent company in its sole discretion determines that any such party needs access to such information, which party shall be informed of the confidential nature thereof) any information with respect to any Loan Party which is furnished pursuant to this Agreement and which either is financial information or is designated by the Lead Borrower to the Administrative Agent in writing as confidential, provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as was available to any Lender on a non-confidential basis prior to its disclosure by such Lender, (c) as becomes available to any Lender on a non-confidential basis from a Person other than a Loan Party who, to the best knowledge of such Lender, is not otherwise bound by a confidentiality agreement with any Loan Party or is not otherwise prohibited from transmitting the information to such Lender, (d) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States of America or elsewhere) or their successors, (e) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that if the Lender is able to do so prior to complying with the summons or subpoena, such Lender shall provide the Lead Borrower with prompt notice of such requested disclosure so that the Borrowers may seek a protective order or other appropriate remedy (nothing contained herein however shall result in such Lender's non-compliance with Applicable Law), (f) in order to comply with any law, order, regulation or ruling applicable to such Lender, (g) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (h) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Borrowers hereby agree that the failure of a Lender to comply with the provisions of this Section 9.16 shall not relieve the Borrowers of any of their obligations to such Lender under this Agreement and the other Loan Documents.

            9.17   Conflicts with other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

            9.18   Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the Boston foreign exchange market, the Original Currency with the Second

Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the Boston foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term "rate of exchange" in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

            9.19   Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

            9.20   Foreign Asset Control Regulations. Neither of the advance of the Revolving Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

            9.21   Existing Credit Agreement Amended and Restated.  This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the Existing Credit Agreement. On the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that each of the "Loans" (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall, for purposes of this Agreement, be included as Loans hereunder and each of the "Letters of Credit" and "Acceptances" (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall be Letters of Credit and Acceptances hereunder.

[balance of page left intentionally blank; signature pages follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

BROWN SHOE COMPANY, INC.
SIDNEY RICH ASSOCIATES, INC.
BROWN GROUP RETAIL, INC.
BUSTER BROWN & CO.
as to each of the foregoing

By: /s/ Andrew M. Rosen
Name: Andrew M. Rosen
Title: Senior Vice President, Chief
Financial Officer and Treasurer

 BROWN SHOE INTERNATIONAL, LLC
By; Brown Shoe Company, Inc.,
Sole Member

By: /s/ Andrew M. Rosen
Name: Andrew M. Rosen
Title: Senior Vice President, Chief
Financial Officer and Treasurer

 BROWN SHOE COMPANY OF CANADA LTD
By: /s/ Andrew M. Rosen
Name: Andrew M. Rosen
Title: Senior Vice President, Chief
Financial Officer and Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent, as
Collateral Agent, as Lead Issuing
Bank and as Lender

By: : /s/ Stephen J. Garvin

Name: Stephen J. Garvin

Title: Managing Director

Address:
c/o Bank of America Retail Group, Inc.
40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: Mr. Jaime Ward
Telephone: (617) 434-4018
Telecopy: (617) 434-4312

LASALLE BANK NATIONAL
ASSOCIATION,
as Syndication Agent, as Issuing
Bank and as Lender
By: : /s/ Margaret C. Dierkes

Name: Margaret C. Dierkes

Title: Vice President

Address:
One N. Brentwood, Suite 950
Clayton, Missouri 63105
Attn: Meg Dierkes
Telephone: (314) 613-1916
Telecopy: (314) 621-1612

WELLS FARGO FOOTHILL, LLC,
as Documentation Agent, and as
Lender

By: /s/ Maged Ghebrial

Name: Maged Ghebrial

Title: Assistant Loan Portfolio
Manager and Vice President

Address:
2450 Colorado Avenue, Suite 300 West
Santa Monica, California 90404\
Attn: Brad Engel
Telephone: (310) 453-7295
Telecopy: (310) 453-7446

                                                                                                     CONGRESS FINANCIAL
CORPORATION (CENTRAL), as Lender

By: /s/ Brian Hynds

Name: Brian Hynds

Title: Vice President

Address:
150 S. Wacker Drive, Suite 2200
Chicago, Illinois 60606
Attn: Brian Hynds
Telephone: (312) 332-0420
Telecopy: (312) 332-0424

  GMAC COMMERCIAL FINANCE
LLC, as Lender

By: /s/ Thomas Brent

Name: Thomas Brent

Title: Vice President

Address:
444 South Flower Street, Suite 4500
Los Angeles, California 90071
Attn: Dave Grabosky
Telephone: (213) 284-3675
Telecopy: (213) 284-3612

  CIT BUSINESS CREDIT, INC., as Lender

By: /s/ Mike Richman

Name: Mike Richman

Title: Vice President

Address:
300 S. Grand Ave. 3rd Floor
Los Angeles, California 90071
Attn: Mike Richman
Telephone: (213) 613-2515
Telecopy: (213) 613-2599

NATIONAL CITY BUSINESS
CREDIT, INC., as Lender

By: /s/ Kathryn C. Ellero

Name: Kathryn C. Ellero

Title: Vice President

Address:
1965 E. 6th St., Suite #400
Cleveland, Ohio 44114
Attn: Kathryn C. Ellero
Telephone: (216) 222-3261
Telecopy: (216) 222-9555

PNC BANK, NATIONAL
ASSOCIATION, as Lender

By: /s/ Sherry Winick

Name: Sherry Winick

Title: Vice President

Address:
One South Wacker Drive
Suite 2980
Chicago, IL 60606
Attn: Sherry Winick
Telephone: 312-338-5630
Telecopy: 312-338-5618

  TRANSAMERICA BUSINESS
CAPITAL CORPORATION, as Lender

By: /s/ Craig Winslow

Name: Craig Winslow

Title: Duly Authorized Signatory

Address:
201 Merritt 7
P.O. Box 5201
Norwalk, CT 06856-5201
Attn: Michelle Handy
Telephone: 203-956-4117
Telecopy: 203-956-4002

AMSOUTH BANK, as Lender

By: /s/ Kevin R. Rogers

Name: Kevin R. Rogers

Title: Attorney-In-Fact

Address:
599 Lexington Avenue, 45th Floor
New York, New York 10022
Attn: Kevin R. Rogers
Telephone: (212) 935 2237
Telecopy: (212) 935-7458

  SUN TRUST BANK, as Lender

By: /s/ Lauren P. Carrigan

Name: Lauren P. Carrigan

Title: Vice President

Address:
303 Peachtree Street, NE, 3rd Floor
Atlanta, Georgia 30308
Attn: Lauren P. Carrigan
Telephone: (404) 588-7082
Telecopy: (404) 575-2693

WEBSTER BUSINESS CREDIT
CORPORATION, as Lender

By: /s/ Bradford Mitch

Name: Bradford Mitch

Title: Vice President

Address:
One State Street, 4th Floor
New York, New York 10004
Attn: Bradford Mitch
Telephone: (212) 806-4523
Telecopy: (212) 806-4530

SIEMENS FINANCIAL
SERVICES, INC., as Lender

By: /s/ Frank Amodio

Name: Frank Amodio

Title: Vice President

Address:
200 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807- 2843
Attn: __________________
Telephone: _____________
Telecopy: _______________

FIRST BANK, as Lender

By: /s/ Traci L. Dodson

Name: Traci L. Dodson

Title: Vice President

Address:
135 N. Meramec
St. Louis, Missouri 63105
Attn: Traci L. Dodson
Telephone: (314) 854-5428
Telecopy: (314) 854-5454

RZB FINANCE LLC, as Lender

By: /s/ Christopher Hoedl

Name: Christopher Hoedl

Title: Vice President

By: /s/ John A. Valiska

Name: John A. Valiska

Title: Group Vice President

Address:
24 Grassy Plain Street
Bethel, Connecticut 06801
Attn: Christopher Hoedl
Telephone: (203) 207-7727
Telecopy: (203) 744-6474

THE GOVERNOR & COMPANY
OF THE BANK OF IRELAND, as Lender

By: /s/ Sorka Kelly

Name: Sorka Kelly

Title: Authorized Signatory

By: /s/ Geraldine Hannon

Name: Geraldine Hannon

Title: Authorized Signatory

Address:
Bank of Ireland Corporate
4th Floor, La Touche House
IFSC
Dublin 1
Ireland
Attn: Sorka Kelly
Telephone: 00353 1 6115368 / 6115316
Telecopy: 00 353 1 829012